                                                                  EXHIBIT (a)(1)

                          OFFER TO PURCHASE FOR CASH
                ALL OUTSTANDING SHARES OF CLASS A COMMON STOCK
                                      OF
                   CHESAPEAKE BIOLOGICAL LABORATORIES, INC.
                            AT $4.60 NET PER SHARE
                                      BY
                        AC ACQUISITION SUBSIDIARY, INC.
                         A WHOLLY OWNED SUBSIDIARY OF
                              CANGENE CORPORATION

     OUR OFFER TO PURCHASE YOUR CHESAPEAKE CLASS A COMMON STOCK AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 3, 2001 UNLESS WE EXTEND THE OFFER.

     AC ACQUISITION SUBSIDIARY, INC. IS OFFERING TO PURCHASE ALL OF THE ISSUED AND OUTSTANDING SHARES OF CLASS A COMMON STOCK, SERIES A-1 CONVERTIBLE PREFERRED STOCK AND WARRANTS TO PURCHASE COMMON STOCK OF CHESAPEAKE BIOLOGICAL LABORATORIES, INC. WE REFER TO THE OFFER TO PURCHASE YOUR SHARES AND WARRANTS AND THE ATTACHED LETTERS OF TRANSMITTAL, TOGETHER WITH ANY AMENDMENTS OR SUPPLEMENTS THERETO, AS THE OFFER DOCUMENTS. OUR OFFER IS CONDITIONED UPON SATISFACTION OF THE TERMS AND CONDITIONS DESCRIBED IN THE SECTION OF THIS OFFER WITH THE CAPTION "THE TENDER OFFER--TERMS OF THE OFFER."

     THE BOARD OF DIRECTORS OF CHESAPEAKE BIOLOGICAL LABORATORIES, INC. (I) HAS DETERMINED THAT OUR OFFER AND THE SUBSEQUENT MERGER BETWEEN US AND AC ACQUISITION SUBSIDIARY, INC. IS ADVISABLE AND IS FAIR TO THE STOCKHOLDERS OF CHESAPEAKE BIOLOGICAL LABORATORIES, INC. AND IN THE BEST INTERESTS OF THE STOCKHOLDERS, (II) HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AMONG CHESAPEAKE BIOLOGICAL LABORATORIES, INC., CANGENE CORPORATION AND AC ACQUISITION SUBSIDIARY, INC., AND (III) RECOMMENDED ACCEPTANCE OF OUR OFFER AND, IF NECESSARY, APPROVAL AND ADOPTION BY THE STOCKHOLDERS OF CHESAPEAKE BIOLOGICAL LABORATORIES, INC. OF THE MERGER AGREEMENT.

     THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                   IMPORTANT

     Any stockholder wishing to tender shares or warrants in the Offer must (i) complete and sign the letter of transmittal attached to this document (or a facsimile thereof) in accordance with the instructions in the letter of transmittal and mail or deliver the letter of transmittal and all other required documents to The Bank of New York, together with certificates representing the shares or warrants tendered, or follow the procedure for book-entry transfer described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares;" or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have shares registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, you must contact that person if you wish to tender any of your shares.

     Any stockholder who wishes to tender shares and cannot deliver certificates representing the shares and all other required documents to The Bank of New York on or before the date on which the offer expires or who cannot comply with the procedures for book-entry transfer on a timely basis may tender shares by using the guaranteed delivery procedure described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."

     Any stockholder with questions and requests for assistance should contact the Information Agent at the address and telephone number set forth below. Additional copies of this offer to purchase, the letter of transmittal, the notice of guaranteed delivery and other related materials may also be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank and trust company or other nominee.

                    The Information Agent for the Offer is:
                           MacKenzie Partners, Inc.
                               156 Fifth Avenue
                           New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                      or
                         CALL TOLL FREE (800) 322-2855
           The date of this Offer to Purchase is November 17, 2000.

     A summary term sheet describing the principal terms of the offer appears on pages 1 through 5. You should read this entire document carefully before deciding whether to tender your shares.

                               TABLE OF CONTENTS


SUMMARY TERM SHEET
INTRODUCTION ..................................................................   6
THE TENDER OFFER ..............................................................   8
  1. Terms of the Offer .......................................................   8
  2. Acceptance for Payment and Payment for Shares ............................  10
  3. Procedures for Accepting the Offer and Tendering Shares ..................  11
  4. Withdrawal Rights ........................................................  14
  5. Material U.S. Federal Income Tax Considerations ..........................  15
  6. Price Range of Shares; Dividends .........................................  15
  7. Information Concerning the Company .......................................  16
  8. Selected Financial Information ...........................................  17
  9. Information Concerning Parent and Purchaser ..............................  17
 10. Source and Amount of Funds ...............................................  18
 11. Background of the Offer; Past Contacts and Negotiations with the Company .  19
 12. The Merger Agreement; Other Arrangements .................................  20
 13. Purpose of the Offer; Plans for the Company ..............................  31
 14. Certain Effects of the Offer .............................................  32
 15. Dividends and Distributions ..............................................  33
 16. Certain Conditions of the Offer ..........................................  33
 17. Certain Legal Matters; Regulatory Approvals ..............................  34
 18. Approval of the Merger ...................................................  36
 19. Appraisal Rights .........................................................  37
 20. Fees and Expenses ........................................................  37
 21. Miscellaneous ............................................................  37
SCHEDULE I Directors and Executive Officers of Parent and
 Purchaser ....................................................................  S-1

                              SUMMARY TERM SHEET

     AC Acquisition Subsidiary, Inc. is offering to purchase all of the outstanding shares of class A common stock of Chesapeake Biological Laboratories, Inc. for $4.60 per share in cash. AC Acquisition Subsidiary, Inc. is also offering to purchase all of the outstanding shares of series A-1 convertible preferred stock and warrants of Chesapeake Biological Laboratories, Inc. The following are some of the questions you may have, as a stockholder of Chesapeake Biological Laboratories, Inc., followed by our answers to those questions. We urge you to read carefully all of this offer to purchase and the accompanying letter of transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this offer to purchase and the letter of transmittal.

   o WHO IS OFFERING TO BUY MY SECURITIES?

     Our name is AC Acquisition Subsidiary, Inc. We are a Maryland corporation formed for the purpose of making a tender offer for all of the outstanding shares of common stock of Chesapeake Biological Laboratories, Inc. We are a wholly owned subsidiary of Cangene Corporation, a Canadian corporation. See the section entitled "Introduction."

   o WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES YOU SEEK IN THE OFFER?

     We are seeking to purchase all of the outstanding shares of class A common stock, series A-1 convertible preferred stock and warrants to purchase common stock of Chesapeake Biological Laboratories, Inc. See the "Introduction."

   o HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     We are offering to pay $4.60 per share in cash, net to you, less any required withholding of taxes and without the payment of interest for each share of common stock. For each share of convertible preferred stock, we are offering to pay $4.60 multiplied by the number of shares of common stock into which a share of convertible preferred stock is then convertible. For warrants, we are offering to pay the difference between the exercise price of the warrant and $4.60, multiplied by the number of shares of common stock for which the warrants are then exercisable. If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. We will not be obligated to pay for or reimburse you for any broker or nominee charges. See the "Introduction" to this offer to purchase. Also, if you do not complete and sign the Substitute Form W-9 included in the letter of transmittal, you may be subject to required backup federal income tax withholding. See Instruction 9 to the letter of transmittal.

   o DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Our parent company Cangene Corporation, will provide us with approximately $35 million. We will use those funds to purchase all shares validly tendered and not withdrawn in the offer and to provide funding for the merger which is expected to follow the successful completion of the offer. We anticipate that all of these funds will be obtained by Cangene Corporation from its existing financial resources and from a line of credit with The Bank of Nova Scotia. However, the loan has not yet been finalized and the bank is permitted to withdraw its commitment to our parent company under certain circumstances. See
Section 10 -- "Source and Amount of Funds" of this Offer to Purchase. Cangene Corporation is a biopharmaceutical company that develops, manufactures and markets specialty plasma products (hyperimmunes) and recombinant therapeutic products for international markets and a growing contract manufacturing business capitalizing on the company's proven manufacturing expertise. Cangene Corporation is based in Winnipeg, Manitoba, Canada, and in 1999 was listed in several publications as one of the fastest growing profitable companies in Canada. As of July 31, 2000, its fiscal year-end, Cangene Corporation had total consolidated assets of CAN$ 76 million and net income of CAN$ 10 million. The exchange rate of the Canadian Dollar to the U.S. Dollar on such date was 1.4773. See Section 9 -- "Certain Information Concerning Parent and Purchaser" of this Offer to Purchase.

   o IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     The payment for your shares consists solely of cash. We have arranged for all of our funding to come from Cangene Corporation, through its existing resources and the bank loan described in the preceding answer. Therefore, other than the occurrence of a material adverse effect on our parent company, which would cause the bank to withdraw its loan commitment, we do not think our financial condition is relevant to your decision whether to tender your shares in the offer. See Section 10 -- "Source and Amount of Funds" of this Offer to Purchase.

   o HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have until 12:00 midnight, New York City time, on January 3, 2001, to decide whether to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this offer to purchase. See Section 1 -- "Terms of the Offer" and Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.

   o CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the merger agreement, we can extend the offer. Under the merger agreement, we can extend the offer without the approval of Chesapeake Biological Laboratories, Inc., if on January 3, 2001 a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc. (including shares into which the convertible preferred stock is convertible and the shares for which Chesapeake Biological Laboratories, Inc.'s warrants are exercisable) have been tendered until the conditions to the offer have been satisfied or waived. Also, if on January 3, 2001, any of the conditions to the offer (other than the condition that at least a majority of the issued and outstanding shares be validly tendered) have not been satisfied or waived, we have agreed to extend the offer upon Chesapeake Biological Laboratories, Inc.'s request until February 28, 2001. We also have reserved the right to complete this offer on or after January 3, 2001, and then begin a subsequent offer. A Subsequent Offering Period, if we decide to have one, will be an additional opportunity for stockholders to tender their shares and receive the offer consideration. We may elect to begin a subsequent offer if the conditions to the offer are satisfied or waived and the number of shares validly tendered and not withdrawn is more than 50% but less than 90% of all outstanding shares. The Subsequent Offering Period would extend for not longer than 20 business days. See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

   o HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform The Bank of New York (which is the depositary for the offer) of that fact and will make a public announcement of the extension, by 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 -- "Terms of the Offer" of this Offer to Purchase.

   o WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     The offer is subject to the condition that at least a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc. (including shares into which the convertible preferred stock is convertible and the shares for which Chesapeake Biological Laboratories, Inc.'s warrants are exercisable) be validly tendered. We are not obligated to purchase any shares which are validly tendered unless at least a majority of the outstanding shares are validly tendered and not withdrawn. We have entered into a stockholders' agreement with eleven stockholders of Chesapeake Biological Laboratories, Inc., who own about 26% of the outstanding shares (treating the convertible preferred stock as if converted). Under this agreement, these stockholders have agreed to tender their shares.

     We are also not obligated to purchase shares which are validly tendered if, among other things the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has not expired or been terminated or if our bank withdraws its commitment to finance our purchase of the shares.


     See Section 1 -- "Terms of the Offer" and Section 16 -- "Certain Conditions of the Offer" of this Offer to Purchase.


   o HOW DO I TENDER MY SHARES?


     To tender shares, you must deliver the certificates representing your shares, together with a completed letter of transmittal, to The Bank of New York, the depositary for the offer, not later than the time the tender offer expires. If your shares are held by a nominee (such as a broker or bank), your nominee can tender your shares through the depositary. If you cannot get any document or instrument that is required to be delivered to the depositary by the expiration of the offer, you may get a little extra time to do so by having a broker, a bank or other fiduciary that is a member of the Securities Transfer Agents Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three Nasdaq National Market trading days. For the tender to be valid, however, the depositary must receive the missing items within that three trading day period. See Section 3 -- "Procedures for Accepting the Offer and Tendering Shares" of this Offer to Purchase.


   o UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?


     You can withdraw all or any portion of your shares at any time until the offer has expired and, if we have not agreed to accept your shares for payment by January 3, 2001, you can withdraw them at any time after then until we accept shares for payment. This right to withdraw will not apply to any Subsequent Offering Period discussed in Section 1, if one is established. See
Section 4 -- "Withdrawal Rights" of this Offer to Purchase.


   o HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?


     To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary while you still have the right to withdraw the shares. See Section 4 -- "Withdrawal Rights" of this Offer to Purchase.


   o WHAT DOES THE BOARD OF DIRECTORS OF CHESAPEAKE THINK OF THE OFFER?


     We are making the offer pursuant to a merger agreement among Chesapeake Biological Laboratories, Inc., Cangene Corporation and us. The Board of Directors of Chesapeake Biological Laboratories, Inc. has:


 o determined that each of the offer and the merger is advisable and is fair to the stockholders of Chesapeake Biological Laboratories, Inc. and in the best interests of such stockholders;
 o approved and adopted the merger agreement and all the transactions described by the merger agreement; and
 o recommended acceptance of the offer and, if necessary, approval and adoption by the stockholders of Chesapeake Biological Laboratories, Inc. of the merger agreement.


 See the "Introduction" to this Offer to Purchase.


   o HAVE ANY STOCKHOLDERS AGREED TO TENDER THEIR SHARES?


     Yes. The directors, executive officers and several other stockholders who own shares have agreed to tender their shares in the offer. These stockholders hold shares representing about 26% of the total number of outstanding shares (treating the convertible preferred stock as if converted). See Section 12 -- "The Merger Agreement; Other Arrangements" of this Offer to Purchase.

   o IF A MAJORITY OF THE SHARES ARE TENDERED AND ACCEPTED FOR PAYMENT, WILL CHESAPEAKE BIOLOGICAL LABORATORIES, INC. CONTINUE AS A PUBLIC COMPANY?

     We do not expect Chesapeake Biological Laboratories, Inc. to continue as a public company after the offer. If we purchase all of the tendered shares and the merger takes place, Chesapeake Biological Laboratories, Inc. no longer will be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares:

 o there may be so few remaining stockholders and publicly held shares that the common stock of Chesapeake Biological Laboratories, Inc. no longer will be eligible to be traded through the Nasdaq National Market or on a securities exchange,

 o there may not be a public trading market for Chesapeake Biological Laboratories, Inc. stock, and

 o Chesapeake Biological Laboratories, Inc. may cease making filings with the SEC and no longer be required to comply with the SEC rules relating to public companies.

 See Section 14 -- "Certain Effects of the Offer" of this Offer to Purchase.

   o WHAT ARE THE TERMS AND CONDITIONS OF THE MERGER?

     If we buy at least a majority of the issued and outstanding shares of Chesapeake Biological Laboratories, Inc. in the offer (treating the convertible preferred stock as if converted) and all other conditions are met, we will be merged into Chesapeake Biological Laboratories, Inc. If that merger takes place, Cangene Corporation will own all of the shares of Chesapeake Biological Laboratories, Inc. and all remaining stockholders of Chesapeake Biological Laboratories, Inc. (other than Cangene Corporation) will receive $4.60 per share in cash for each share of class A common stock they held. See the "Introduction" to and Section 18 -- "Appraisal Rights" of this Offer to Purchase.

   o HOW LIKELY IS IT THAT THE MERGER WILL OCCUR AND WILL I BE ASKED TO VOTE ON THE MERGER?

     If we buy at least a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc., we intend to cause the merger to occur. Once we buy at least a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc. (treating the convertible preferred stock as if converted), we will have enough votes to approve the merger, even if other Chesapeake Biological Laboratories, Inc. stockholders oppose it. Also, we have been granted an option by Chesapeake Biological Laboratories, Inc. to purchase a new series of preferred stock of Chesapeake Biological Laboratories, Inc. that would cause us to have at least 90% of the votes of Chesapeake Biological Laboratories, Inc. once we exercise this option. We may only exercise this option if we purchase at least a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc. in this offer. Assuming we do so, we intend to immediately exercise this option so that we would then own shares entitled to cast 90% of all votes of Chesapeake Biological Laboratories, Inc. Under Maryland law, once Chesapeake Biological Laboratories, Inc. is our 90% subsidiary, we can cause the merger to occur without any vote by the other Chesapeake Biological Laboratories, Inc. stockholders, after giving other stockholders 30 days' notice of the merger. Therefore, we do not expect Chesapeake Biological Laboratories, Inc. to hold a stockholders' meeting about the merger or to otherwise have stockholders vote on the merger.

   o WILL I HAVE APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER?

     No. Under Maryland law, stockholders do not have appraisal rights as a result of a merger if their shares are publicly traded on either the record date for the stockholders' meeting on the merger or, if a corporation is at least 90% owned by another corporation, on the date notice of the merger is given to the stockholders. We expect to satisfy at least one of these two requirements, which means that no stockholders of Chesapeake Biological Laboratories, Inc. will have appraisal rights in connection with the merger.

   o IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If we buy at least a majority of the outstanding shares of Chesapeake Biological Laboratories, Inc., we will own enough shares to approve the merger under Maryland law. Stockholders not tendering in the offer will receive the same amount of cash per share in the merger that they would have received had they tendered their shares in the offer. Therefore, if the merger takes place, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, the number of stockholders and shares of Chesapeake Biological Laboratories, Inc. that are still in the hands of the public may be so small that we do not expect any public trading market for the common stock of Chesapeake Biological Laboratories, Inc. Also, as described above, Chesapeake Biological Laboratories, Inc. may no longer be required to comply with the SEC rules relating to public companies. See the "Introduction" to and Section 14 -- "Certain Effects of the Offer" of this Offer to Purchase.

   o WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 30, 2000, the last trading day before we announced the tender offer and the proposed subsequent merger, the last sale price of Chesapeake Biological Laboratories, Inc. common stock reported on the Nasdaq National Market was $4.125 per share. Between January 1, 2000 and October 30, 2000, the sale price of a share of Chesapeake common stock ranged between $2.375 and $6.50. We suggest you obtain a recent quotation for your shares before deciding whether to tender your shares. See Section 6 -- "Price Range of Shares; Dividends" of this Offer to Purchase.

   o WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners, Inc. at (800) 322-2885 (toll free). MacKenzie Partners is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

To the Holders of Shares of Class A Common Stock, Series A-1 Convertible Preferred Stock and Warrants to Purchase Class A Common Stock of Chesapeake Biological Laboratories, Inc.:


                                 INTRODUCTION

     AC Acquisition Subsidiary, Inc. ("Purchaser"), a Maryland corporation and a wholly owned subsidiary of Cangene Corporation, a Canadian corporation ("Parent"), hereby offers (the "Offer") to purchase all of the issued and outstanding shares of class A common stock, par value $.01 per share (the "Common Stock"), of Chesapeake Biological Laboratories, Inc., a Maryland corporation (the "Company"), at a price of $4.60 per share (the "Per Share Amount") net to the seller in cash, less any required withholding of taxes, upon the terms and subject to the conditions of the Offer, as set forth in this Offer to Purchase and in the related Letter of Transmittal. Purchaser also hereby offers to purchase all of the issued and outstanding shares of Series A-1 convertible preferred stock of the Company, par value $.01 per share (the "Convertible Preferred Stock"), at a price per share equal to the Per Share Amount multiplied by the number of shares into which a share of Convertible Preferred Stock is then convertible, and to purchase all of the outstanding warrants of the Company (the "Warrants") at a price equal to the difference between the Per Share Amount and the exercise price of the Warrants multiplied by the number of shares of Common Stock for which the Warrants are exercisable.


     The Offer is being made pursuant to the Merger Agreement, dated as of October 30, 2000 among Parent, Company and Purchaser (the "Merger Agreement"). The Merger Agreement provides that Purchaser will be merged with and into the Company (the "Merger") as soon as practicable following the purchase by Purchaser of at least a majority of the issued and outstanding shares of Common Stock of the Company (including conversion of the Convertible Preferred Stock and exercise of the Warrants) in the Offer and any required stockholder meeting. Following the Merger, the Company will continue as the surviving corporation and will be a wholly-owned subsidiary of Parent, and the separate corporate existence of Purchaser will cease. Pursuant to the Merger Agreement, each outstanding share of Common Stock of the Company immediately prior to the effective time of the Merger (other than shares held by any of the Company's subsidiaries and shares held by Parent, Purchaser or any other subsidiary of Parent), will be converted into and shall become the right to receive $4.60 per share in cash, without interest (the "Cash Merger Consideration"). The Merger Agreement is more fully described in Section 12 -- "The Merger Agreement; Other Arrangements," which also contains a discussion of the treatment of stock options.

     Tendering stockholders who are record owners of their shares and tender directly to the depositary will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of shares by Purchaser pursuant to the Offer. Stockholders who hold their shares through a broker, bank or other nominee should consult such institution as to whether it charges any service fees. Any such service fees will not be paid by Purchaser. Parent or Purchaser will pay all charges and expenses of The Bank of New York, as depositary (the "Depositary"), and MacKenzie Partners, Inc., as information agent (the "Information Agent"), incurred in connection with the Offer. See
Section 19 -- "Fees and Expenses."

     On October 12, 2000, the Board of Directors of the Company (the "Company Board") (i) determined that each of the Offer and the Merger is advisable and is fair to the stockholders of the Company and in the best interests of the stockholders of the Company, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby, and (iii) recommended acceptance of the Offer and approval and adoption of the Merger, if necessary, by the stockholders of the Company.

     Arnhold and S. Bleichroeder, Inc., financial advisor to the Company ("ASB"), delivered to the Company Board a written opinion dated October 12, 2000, to the effect that, as of that date and based on and subject to the matters stated in such opinion, the $4.60 per share to be received in the Offer and the Merger by the holders of Common Stock of the Company is fair from a financial point of view to such holders. The full text of ASB's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an annex to the Company's Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934 (the "Exchange Act"), which is being mailed to stockholders at the same time as this document. Stockholders are urged to read all of ASB's opinion carefully.

     The Offer is subject to certain conditions, including (i) there being validly tendered at least a majority of the issued and outstanding shares (the "Minimum Condition"), (ii) expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and (iii) the loan commitment to Parent not having been withdrawn. See
Section 16 -- "Certain Conditions of the Offer."

     Pursuant to the Merger Agreement, the Company has represented that, as of September 30, 2000, 5,681,156 shares of Common Stock were issued and outstanding, 967,448 shares were issuable upon conversion of the outstanding shares of the Convertible Preferred Stock and 123,370 shares were issuable upon exercise of the Warrants. Except as a result of the Stockholders' Agreement described below, neither Parent, Purchaser nor any person listed on Schedule I hereto beneficially owns any shares.

     Certain stockholders of the Company (consisting of three holders of the Convertible Preferred Stock and all of the current executive officers and directors of the Company) (the "Stockholders") have entered into a Stockholders' Agreement, dated as of October 30, 2000, with the Parent and Purchaser (the "Stockholders' Agreement") relating to an aggregate of 1,811,998 shares as well as shares which may be later acquired by the Stockholders (approximately 26% of the shares (treating the Convertible Preferred Stock as if converted) expected to be outstanding as of the effective time of the Merger (the "Effective Time")). The Stockholders have represented to Parent that they have sole voting and dispositive power. Pursuant to the Stockholders' Agreement, among other things, the Stockholders have agreed to tender all such shares pursuant to the Offer and not to withdraw such shares as long as the Stockholders' Agreement remains in effect. The Stockholders also have granted to Parent (i) the right to vote their shares and (ii) an option to purchase their shares, which option is exercisable in certain limited circumstances. See
Section 12 -- "The Merger Agreement; Other Arrangements."

     The Company has entered into an Option Agreement, also dated as of October 30, 2000 with Purchaser (the "Option Agreement"). Under the Option Agreement, Purchaser has been granted an option (the "Option") by the Company to purchase that number of shares of a newly designated series of preferred stock that will cause Purchaser to own shares of the Company's capital stock representing at least ninety percent (90%) of the total number of votes entitled to vote on the Merger immediately following the exercise of the Option. Each share of this newly designated series of preferred stock will entitle each holder thereof to 1,000 votes for each share of preferred stock held. The Option will be exercisable only when and if Purchaser has, pursuant to the Offer, purchased and paid for a sufficient number of shares to satisfy the Minimum Condition. The Option will terminate and expire, if not previously exercised, simultaneously with the earlier of (i) Purchaser's termination of the Offer without having purchased and paid for at least a majority of the then issued and outstanding shares (giving effect to the conversion of all outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants) (the "Minimum Condition") or (ii) termination of Merger Agreement in accordance with its terms. As a result, if Purchaser satisfies the Minimum Condition in the Offer and then exercises the Option, Purchaser will own at least 90% of the shares, which means that, under Maryland law, the Merger may be effected without a meeting or vote of the holders of the shares. Purchaser currently intends to exercise the Option immediately after it purchases and pays for a sufficient number of shares to satisfy the Minimum Condition under the Offer in order to avoid the necessity of calling and holding a meeting of the holders of the shares. The aggregate exercise price of the Option is $2,500,000.

     The Merger Agreement provides that after the purchase by Purchaser of shares following the expiration of the Offer (the "Tender Offer Purchase Time") Purchaser will be entitled to designate that number (but no more than that number) of directors of the Company constituting a majority of the Company Board. To accomplish this, the Company has agreed upon request by Purchaser, to promptly either increase the size of the Company Board (subject to the provisions of the Company's Articles of Incorporation) or secure the resignation of that number of directors as is necessary to enable Purchaser's designees (the "Designees") to be elected to the Company Board and to constitute at all times after the Tender Offer Purchase Time a majority of the Company Board. The Company also will use its best efforts to cause the Designees to constitute the same percentage as they constitute on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) the board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company Board must include at least three directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors"). See Section 12 -- "The Merger Agreement; Other Arrangements."

     The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by a majority of the stockholders of the Company. Pursuant to the Stockholders' Agreement, officers of the Purchaser now hold an irrevocable proxy to vote shares owned by the Stockholders, comprising approximately 26% of the shares expected to be outstanding at the Tender Offer Purchase Time (treating the Convertible Preferred Stock as if converted). Additionally, if the Minimum Condition is satisfied, once Purchaser purchases the shares tendered in the Offer, Purchaser would have sufficient voting power to approve the Merger regardless of how any other stockholder of the Company were to vote. If Purchaser also exercises the Option, Purchaser would own enough shares so that, under Maryland law, though notice will be required, no meeting or vote of the holders of the shares would be required to effect the Merger. Nevertheless, the Company has agreed, if required, to duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as practicable after the Tender Offer Purchase Time for the purpose of considering and taking action upon the Merger Agreement. See Section 12 -- "The Merger Agreement; Other Arrangements."

     This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.


                               THE TENDER OFFER

1. TERMS OF THE OFFER

     On the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the extension or amendment), Purchaser will accept for payment and pay the Per Share Amount for all shares validly tendered prior to 12:00 midnight, New York City time, on January 3, 2001 (the "Expiration Date") and not properly withdrawn as described under Section 4 -- "Withdrawal Rights." The term "Initial Expiration Date" means January 3, 2001. If Purchaser, in accordance with the Merger Agreement, extends the deadline for tendering shares, the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

     The Offer is subject to the Minimum Condition. Consummation of the Offer is also conditioned upon (i) expiration or termination of any applicable waiting period under the HSR Act; (ii) the line of credit relating to the loan to Parent remaining in full force and effect; and (iii) the other conditions described in Section 16 -- "Certain Conditions of the Offer."

     Extension of the Offer. Parent expressly reserves the right, in its sole discretion (but subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the Securities and Exchange Commission ("SEC")), at any time and from time to time, to cause Purchaser to extend the period of time during which the Offer is open by giving oral or written notice of such extension to the Depositary. During any such extension, all shares previously tendered and not withdrawn will remain subject to the Offer, including the rights of a tendering stockholder to withdraw such stockholder's shares. See Section 4 -- "Withdrawal Rights."

     Without the consent of the Company Board, Parent may cause Purchaser to
(i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition, to which this clause does not apply), until such time as such conditions are satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; and
(iii) if the Minimum Condition is not satisfied, extend the Offer; provided that all extensions described herein shall not exceed twenty (20) business days, and (iv) if the Minimum Condition is satisfied but the number of shares validly tendered and not withdrawn represents less than ninety percent (90%) of the then outstanding shares (giving effect to the conversion of all then outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants) commence one subsequent offer (the "Subsequent Offering Period") for the shares provided however, that in no event shall any such Subsequent Offering Period exceed twenty (20) business days. In the event that Purchaser decides to provide a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date the Subsequent Offering Period commences and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act. In addition, Parent and Purchaser agree that Purchaser shall from time to time extend the Offer if requested by the Company, if, at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer including the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) February 28, 2001, provided, however, that if the Minimum Condition is the only condition to the Offer not then satisfied, Purchaser shall not be required to extend the Offer for more than twenty (20) business days.

     Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, to waive, in whole or in part, any conditions of the Offer (other than the Minimum Condition), to increase the price per share payable in the Offer or to make any other changes in the terms and conditions of the Offer, provided that, unless approved by the Company in writing, no change may be made which (i) decreases the Per Share Amount, (ii) reduces the number of shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) imposes additional conditions on the Offer, or (iv) amends or changes any term or condition of the Offer in a manner adverse to the holders of shares.

     The rights reserved in the foregoing paragraphs are in addition to the rights set forth in Section 16 -- "Certain Conditions of the Offer." Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement. An announcement, in the case of an extension, will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of SEC Rule 14e-1(d). Except as required by applicable law (including SEC Rules 14d-4(d), and 14d-6(c), which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

     If Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, to the extent required by SEC Rules 14d-4(d) and 14e-1, Purchaser will disseminate additional tender offer materials and extend the Offer. These rules generally provide that, following any material change in the terms of an offer or information concerning the offer (other than a change in price or a change in the percentage of securities sought), the minimum period during which a tender offer must then remain open will depend upon the relative materiality of the changed terms or information and other facts and circumstances then existing. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders. However, if material changes are made to the information provided that impacts the evaluation of price or percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination and investor response. With respect to a change in price or percentage of securities sought, a minimum of ten business days from the date of the change is generally required to allow for adequate dissemination to stockholders. Accordingly, Purchaser will extend the Offer if Purchaser increases the

Per Share Amount within ten days of the scheduled expiration date of the Offer, the Offer will remain open for at least ten business days from the date of publication of the increase. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Purchaser has agreed in the Merger Agreement that, subject to satisfaction of the conditions to the Offer, Purchaser must accept for payment and purchase and pay for all shares that have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer have been satisfied or waived by Purchaser.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of Purchaser's disseminating the Offer to holders of shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     Subsequent Offering Period. Pursuant to SEC Rule 14d-11, Purchaser may, subject to certain conditions, provide a Subsequent Offering Period following expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may provide for a Subsequent Offering Period so long as (i) the Offer has remained open for a minimum of 20 business days and has expired, (ii) the Offer is for all outstanding shares, (iii) Purchaser accepts and promptly pays for all shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of shares deposited, no later than 9:00 a.m. on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for shares as they are tendered during the Subsequent Offering Period, and (vi) Purchaser pays the Per Share Amount for all shares tendered in the Subsequent Offering Period. In the event Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company in accordance with the requirements of the SEC.

     A Subsequent Offering Period, if one is provided, is not an extension of the Offer. Instead, a Subsequent Offering Period is an additional period of time following expiration of the Offer, during which stockholders may tender shares not previously tendered into the Offer. The Merger Agreement provides that, if all of the conditions to the Offer are satisfied or waived but the number of shares validly tendered and not withdrawn is less than 90% of the then outstanding number of shares, Purchaser may include a Subsequent Offering Period of three business days to twenty business days, beginning only after Purchaser purchases all of the shares tendered in the Offer. Purchaser must also meet all the requirements of SEC Rule 14d-11 in connection with any Subsequent Offering Period.

     Purchaser currently intends to include one Subsequent Offering Period if on the Expiration Date, all of the conditions to the Offer have been satisfied or waived but less than 90% of the outstanding shares have been validly tendered and not properly withdrawn. As permitted by SEC Rule 14d-7, no withdrawal rights will apply to shares tendered in a Subsequent Offering Period or to shares previously tendered in the Offer and accepted for payment. The same Per Share Amount will be paid to stockholders tendering shares in both the Offer and in any Subsequent Offering Period.


2. ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including the terms and conditions of any extension or amendment of the Offer), Purchaser will accept for payment, purchase and pay for all shares which have been validly tendered and not withdrawn pursuant to the Offer at the earliest time following expiration of the Offer that all conditions to the Offer described in
Section 16 -- "Certain Conditions of the Offer" have been satisfied or waived by Purchaser. Subject to the Merger Agreement and any applicable SEC rules and regulations, including Rule 14e-1(c) (which requires

Purchaser to pay for or return tendered shares promptly after termination or withdrawal of the Offer), Purchaser expressly reserves the right to delay acceptance for payment of or payment for any tendered shares in order to comply with any applicable laws, including the HSR Act. See Section 17 -- "Certain Legal Matters; Regulatory Approvals."

     For purposes of the Offer, Purchaser will be deemed to have accepted for payment (and thereby purchased) shares validly tendered and not properly withdrawn at such time as Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of all shares tendered in the Offer. Upon the terms and subject to the conditions of the Offer, payment for shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price for the shares with the Depositary, which is acting as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to tendering stockholders whose shares have been accepted for payment.

     Under no circumstances will Purchaser pay interest on the purchase price for the shares.

     In all cases, Purchaser will pay for shares purchased in the Offer only after timely receipt by the Depositary of (i) either certificates representing the shares (the "Share Certificates") or confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such shares into the Depositary's account at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares"; (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal; together with (iii) any other documents required under the Letter of Transmittal. The procedures for tendering shares and guaranteed delivery set forth in Section 3 will apply during any extension of the Offer and any Subsequent Offering Period.

     "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation. This message must state that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the shares which are the subject of the Book-Entry Confirmation that the participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce that agreement against the participant.

     If Purchaser does not purchase any tendered shares pursuant to the Offer for any reason, or if a holder of shares submits share certificates representing more shares than are tendered, share certificates representing unpurchased or untendered shares will be returned, without expense to the tendering stockholder, as promptly as practicable following expiration or termination of the Offer. In the case of shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," such shares will be credited to an account maintained at the Book-Entry Transfer Facility.

     If, prior to the Expiration Date, Purchaser increases the Per Share Amount, Purchaser will pay the Per Share Amount, as increased, on all shares purchased in the Offer, whether or not the shares were tendered before the increase in the Per Share Amount, and on all shares purchased during any Subsequent Offer Period.

     Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for shares validly tendered and accepted for payment pursuant to the Offer.


3. PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES

     Valid Tenders. In order for a stockholder validly to tender shares pursuant to the Offer, either (i)(A) the Letter of Transmittal (or a facsimile thereof), properly completed and executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase, and (B) either the share certificates evidencing tendered shares must be received by the Depositary at such address or such shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or the expiration of the Subsequent Offering Period, as the case may be; or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted.

     Book-Entry Transfer. The Depositary will establish accounts for the shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of shares by causing the Book-Entry Transfer Facility to transfer those shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date (or the expiration of the Subsequent Offering Period, if applicable) or the tendering stockholder must comply with the guaranteed delivery procedure described below.


     DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. THE METHOD OF DELIVERY OF SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER A BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal where shares are tendered (i) by a registered holder of shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal, or
(ii) for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of a recognized Medallion Program approved by the Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP), the Stock Exchange Medallion Program (SEMP) and the New York Stock Exchange Medallion Signature Program (MSP) or any other "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an "Eligible Institution"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

     If a share certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a share certificate for unpurchased shares is to be issued or returned to, a person other than the registered holder, the share certificate must be endorsed or accompanied by an appropriate duly executed stock power, in either case signed exactly as the name of the registered holder appears on the share certificate, with the signature on the share certificate or stock power guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender shares pursuant to the Offer and the share certificates evidencing such stockholder's shares are not immediately available or such stockholder cannot deliver the share certificates and all other required documents to the Depositary prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, the stockholder's shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

    (i)   the tender is made by or through an Eligible Institution;

    (ii) the Depositary receives, as described below, a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser, on or prior to the Expiration Date; and

    (iii) the Depositary receives the Share Certificates (or a Book-Entry Confirmation) evidencing all tendered shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal, within three Nasdaq National Market trading days after the date of execution of such Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by Purchaser. Guaranteed delivery procedures will not be available in the Subsequent Offering Period.

     Notwithstanding any other provision of the Offer, Purchaser will pay for shares only after timely receipt by the Depositary of Share Certificates representing, or Book-Entry Confirmation with respect to, the shares; a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message); and any other documents required by the Letter of Transmittal.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of shares will be determined by Purchaser in its sole discretion, which determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Subject to the terms of the Merger Agreement, Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any shares of any particular stockholder of the Company, whether or not similar defects or irregularities are waived in the case of other holders of shares.

     Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of Parent, Purchaser or any of their respective affiliates or assigns, the Company, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Appointment as Proxy. By executing the Letter of Transmittal, a tendering stockholder irrevocably appoints designees of Purchaser as such stockholder's agents, attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other shares or other securities or rights issued or issuable in respect of those shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered shares. This appointment will be effective when, and only to the extent that, Purchaser accepts such shares for payment. Upon such acceptance for payment, all other powers of attorney and proxies given by such stockholder with respect to such shares and such other securities or rights prior to such payment will be revoked without further action, and no subsequent powers of attorney or proxies may be given, nor may any subsequent written consent be executed by such stockholder, (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of Purchaser will, with respect to the shares and such other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, or by written consent in lieu of any such meeting or otherwise. In order for shares to be deemed validly tendered, immediately upon the acceptance for payment of such shares, Purchaser or its designee must be able to exercise full voting rights with respect to such shares and other securities, including voting at any meeting of the Company's stockholders.

     Backup U.S. Federal Income Tax Withholding. Under U.S. federal income tax law, the amount of any payments made by the Depositary to stockholders of the Company (other than certain exempt stockholders, including, among others, all corporations and certain foreign individuals), pursuant to the Offer or the Merger may be subject to backup withholding tax at a rate of 31%. To avoid backup withholding tax with respect to payments made pursuant to the Offer or the Merger, each stockholder must provide the Depositary with such stockholder's correct taxpayer identification number or social security number and certify under penalties of perjury that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder or if a stockholder fails to deliver a completed Substitute Form W-9 to the Depositary or otherwise establish an exemption, the Depositary is required to withhold 31% of any payments made to such stockholder. See Instruction 8 of the Letter of Transmittal.

     Tender Constitutes Agreement. Purchaser's acceptance for payment of shares tendered pursuant to any of the procedures described above will constitute a binding agreement between Purchaser and the tendering stockholder upon the terms and subject to the conditions of the Offer.


4. WITHDRAWAL RIGHTS

     Tenders of shares made pursuant to the Offer are irrevocable, except that such shares may be withdrawn (i) at any time prior to the Expiration Date and
(ii) unless theretofore accepted for payment by Purchaser pursuant to the Offer, at any time after January 3, 2001 (or such later date as may apply if the Offer is extended). Shares may not be withdrawn during any Subsequent Offering Period. See Section 1 -- "Terms of the Offer."

     If Purchaser amends the Offer by extending the deadline for tendering shares, is delayed in its acceptance for payment of or the payment for any tendered shares, or is unable to accept shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered shares, and such shares may not be withdrawn except to the extent that tendering stockholders are entitled to and duly exercise withdrawal rights as described in this Section 4. Any such delay will be by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the shares to be withdrawn, the number of shares to be withdrawn and (if Share Certificates have been tendered) the name of the registered holder of such shares, if different from that of the person who tendered such shares. If Share Certificates representing shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of shares tendered for the account of an Eligible Institution. If shares have been tendered pursuant to the procedure for book-entry transfer as set forth in
Section 3 -- "Procedures for Accepting the Offer and Tendering Shares," the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph.


     Withdrawals of shares may not be rescinded. Any shares properly withdrawn will be considered not validly tendered for purposes of the Offer. However, withdrawn shares may be tendered again at any time prior to the Expiration Date by following one of the procedures described in Section 3 -- "Procedures for Accepting the Offer and Tendering Shares."


     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. None of Parent, Purchaser, or their respective affiliates or assigns, the Company, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.


5. MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS


     The receipt of cash pursuant to the Offer or the Merger will constitute a taxable transaction for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended (the "Code"), and may also constitute a taxable transaction under applicable state, local, foreign and other tax laws. For U.S. federal income tax purposes, a tendering stockholder would generally recognize gain or loss in an amount equal to the difference between the amount of cash received by the stockholder pursuant to the Offer or the Merger and the stockholder's tax basis for the shares tendered and purchased pursuant to the Offer or the Merger. If tendered shares are held by a tendering stockholder as capital assets, that gain or loss will be capital gain or loss. Any such capital gain or loss will be long term if, as of the date of the disposition of its shares, the tendering stockholder held such shares for more than one year or will be short term if, as of such date, the stockholder held such shares for one year or less.


     The foregoing discussion may not be applicable to certain types of stockholders of the Company, including stockholders who acquired shares through the exercise of employee stock options that do not qualify for incentive stock option treatment for any reason or otherwise as compensation, individuals who are not citizens or residents of the United States, foreign corporations, or entities that are otherwise subject to special tax treatment under the Code (such as insurance companies, tax-exempt entities and regulated investment companies).


     The summary of material U.S. federal income tax considerations set forth above is included for general information only, is based on the law as currently in effect and does not purport to be complete. All stockholders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws) of the Offer and the Merger.


6. PRICE RANGE OF SHARES; DIVIDENDS


     The Common Stock began trading on the Nasdaq National Market under the symbol "CBLI" on May 27, 1997. The Convertible Preferred Stock and Warrants are not listed or admitted for trading on any securities exchange. The following table sets forth, for the periods indicated, the high and low sale prices per share. Share prices are as reported on the Nasdaq National Market based on published financial sources.

                   CHESAPEAKE BIOLOGICAL LABORATORIES, INC.





        1999                                    HIGH          LOW
-------------------------------------------------------   ----------   ----------
        First Quarter .................................       4.500        1.750
        Second Quarter ................................       3.500        1.750
        Third Quarter .................................       3.875        2.375
        Fourth Quarter ................................       3.563        2.250

        2000
        First Quarter .................................       6.500        2.625
        Second Quarter ................................       4.750        2.375
        Third Quarter .................................       5.844        3.563
        Fourth Quarter (through November 13) ..........       4.625        4.031

     Pursuant to the Merger Agreement, the Company has represented that, as of September 30, 2000, 5,681,156 shares of Common Stock were issued and outstanding, 967,448 shares were issuable upon conversion of the outstanding shares of the Convertible Preferred Stock and 123,370 shares were issuable upon exercise of the Warrants. On October 30, 2000, the last full day of trading before the public announcement of execution of the Merger Agreement, the closing price of the shares on the Nasdaq National Market was $4.125 per share. On November 16, 2000, the last full day of trading before the commencement of the Offer, the closing price of the shares on the Nasdaq National Market was $4.375 per share.

     Stockholders are urged to obtain a current market quotation for the shares.

     The Company has never paid dividends on its Common Stock, and the Merger Agreement prohibits the Company from declaring or paying any dividends before the Tender Offer Purchase Time (as defined below) without Parent's approval. The Company Board has approved a dividend on the Convertible Preferred Stock payable on November 12, 2000, in the amount of $2.8068 per share, or $43,533 in the aggregate.


7. INFORMATION CONCERNING THE COMPANY

     The Company is a Maryland corporation with its principal offices located at 1111 South Paca Street, Baltimore, Maryland 21230. The telephone number of the Company is (410) 843-5000.

     The following description of the Company and its business has been taken from the Company's Form 10-K for the year ended March 31, 2000 and is qualified in its entirety by reference to that Form 10-K.

     The Company is an established contract service provider of pharmaceutical and biopharmaceutical product development and production services for parenteral (injectable) and other sterile products. The Company serves a broad range of customers, from major international pharmaceutical firms to emerging biotechnology companies. Since 1990, the Company has provided services on a contract basis to more than 100 pharmaceutical and biotechnology companies and has contributed to the development and production of more than 125 therapeutic products. Customers contract with the Company to produce development stage products for use in U.S. Food and Drug Administration ("FDA") required toxicology studies, clinical trials and to provide manufacturing services for FDA approved products for commercial sale. In fiscal year 2000, the Company provided services to over 60 customers.

     The Company has particular experience and expertise in providing product development services and producing sterile, process-sensitive biopharmaceutical parenteral products. Biopharmaceutical products are derived from biological materials and typically involve larger, more complex molecules than traditional pharmaceutical products, which generally are based upon smaller, more stable, synthetic organic molecules. The complexity, inherent instability and process-sensitivity of biopharmaceutical products require the application of specialized technology and expertise in their development, production and analysis. The specialized development services provided by the Company include research and development on sterile product formulations; test method development and validation; process design and manufacturing validations; regulatory and compliance consulting; preparation of clinical trial and toxicology materials; container-closure system design; and, accelerated and ongoing stability studies.


8. SELECTED FINANCIAL INFORMATION

     The shares are registered under the Exchange Act. The Company is subject to the information and reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial and other matters. You may read and copy any reports, statements, or other information filed at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's public reference rooms in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0030 for further information on the public reference rooms. The Company's filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.


9. INFORMATION CONCERNING PARENT AND PURCHASER

     Parent is a Canadian corporation with its principal offices located at 3403 American Drive, Units 3/4, Mississauga, Ontario L4V 1T4, Canada. The telephone number of Parent is (416) 749-9300. Parent is a biopharmaceutical company that develops, manufactures and markets specialty plasma products (hyperimmunes) and recombinant therapeutic products for international markets and a growing contract manufacturing business capitalizing on the company's proven manufacturing expertise. Parent is based in Winnipeg, Manitoba, Canada, and in 1999 was listed in several publications as one of the fastest growing profitable companies in Canada.

     Purchaser is a Maryland corporation with its principal offices located at 201 East Baltimore Street, Baltimore, Maryland 21202. Purchaser is a wholly owned subsidiary of Parent. Purchaser was organized on October 4, 2000 and has not carried on any activities other than in connection with the Offer and Merger.

     The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and Purchaser and certain other information are set forth in Schedule I to this Offer to Purchase.

     Except as described elsewhere in this Offer to Purchase or in Schedule I hereto, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent or Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any shares; and (ii) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the shares during the past 60 days.

     Except as provided in the Merger Agreement, the Option Agreement, the Stockholders' Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, (i) none of Parent, Purchaser nor, to the best knowledge of Parent and Purchaser, any of the persons listed on Schedule I hereto, has had any business relationship or transaction with the Company or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer; and (ii) there have been no contracts, negotiations or transactions between Parent or any of its subsidiaries or, to the best knowledge of Parent, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

     None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to federal or state securities, laws, or a finding of any violation of federal or state securities laws.


10. SOURCE AND AMOUNT OF FUNDS

     The Offer is subject to the condition that the Loan Commitment (as defined below) shall not have been withdrawn by The Bank of Nova Scotia ("ScotiaBank"). Parent estimates the total amount of funds required by Purchaser to purchase all of the outstanding securities in the Offer and the Merger and to pay for the cancellation of employee stock options will be approximately $33,575,000. The total amount of funds required to consummate the Offer and the Merger, to pay for the cancellation of employee stock options and to pay related fees and expenses is estimated to be approximately $36,138,000.

     Purchaser expects to obtain (i) approximately $32,200,000 of such funds through a loan facility (the "Loan Commitment") provided by ScotiaBank, bearing a market interest rate (the "Debt Financing"), and (ii) approximately $3,938,000 from cash on hand.

     On October 29, 2000, Parent and Purchaser received the Loan Commitment from ScotiaBank confirming ScotiaBank's commitment, subject to the fulfillment of the conditions set forth in such letter, to providing the Debt Financing. The commitment letter provides that Parent will borrow up to CAN $50,000,000 (approximately U.S. $32,200,000 based on the exchange rate quoted on November 15, 2000) under a term loan facility (the "Term Facility"). The Loan Commitment provides that the full amount of the Term Facility must be drawn down by March 31, 2001. Advances are repayable by periodic payments of principal, with a minimum repayment of $25 million to occur within 12 months after the loan has been fully drawn. Subject to satisfactory review of Purchaser's fiscal year 2001 financial statements, and continued compliance with all conditions of the Term Facility, ScotiaBank, at its sole option, may renew the Term Facility at the maturity date for a term between 1 to 5 years. Interest on the Term Facility will be charged at (i) ScotiaBank's Prime Lending Rate from time to time, plus 0.250% per annum with interest payable monthly; (ii) ScotiaBank's U.S. Dollar Base Rate in Canada from time to time, plus 0.250% per annum with interest payable monthly; or (iii) ScotiaBank's London Interbank Offer Rate (LIBOR), plus 1.625% per annum, for periods of 1, 2, 3, 6 or 12 months, the rate to be established two (2) business days prior to each drawdown or rollover with interest payable at the end of the LIBOR period or if the period is for more than 3 months, payable quarterly in arrears.

     The obligations of Purchaser under the Term Facility will be fully secured by a (i) general security agreement over all of the Purchaser's present and future personal property with appropriate insurance coverage, loss if any, payable to ScotiaBank; (ii) such priority or subordination agreements with other secured creditors of the Purchaser as may be required to give ScotiaBank's security priority over the secured property; (iii) hypothecation of all the shares of Cangene U.S. Incorporated beneficially owned by the Purchaser; (iv) hypothecation of all the shares of the Company beneficially owned by the Purchaser; and (v) a letter of undertaking not to pledge, assign or permit any encumbrances against the Purchaser's assets (excluding existing encumbrances on the Company's assets), including intellectual assets, without ScotiaBank's prior written consent.

     ScotiaBank's commitment under the Loan Commitment is subject to the condition that there shall not have been any material adverse changes in the financial condition or the environmental condition of the Purchaser and/or the Company.

     The Debt Financing will be subject to the satisfaction of the following conditions prior to March 31, 2001: (i) a copy of the executed Merger Agreement being furnished to ScotiaBank; (ii) a minimum 51% of the Common Stock of the Company is to be tendered, and advances are not to exceed the redemption amount of the tendered shares; and (iii) evidence that regulatory approvals have been obtained customary for the type of transaction proposed.

     The making of each extension of credit will be conditioned upon the accuracy of all representations and warranties in the credit documentation and there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

     Neither Parent nor Purchaser is aware of any development that will make obtaining the proceeds less likely than it was at the time of such commitment. Except as described in this Offer to Purchaser, Parent and Purchaser have no alternative financing plans with respect to the Offer.

     The foregoing summary of the Loan Commitment and Term Facility is qualified in its entirety by reference to the commitment letter which is incorporated herein by reference, and a copy of which has been filed as an Exhibit to the Schedule TO filed by Parent and Purchaser with the SEC in connection with the Offer. The commitment letter may be examined and copies may be obtained at the places described in Section 8.


11. BACKGROUND OF THE OFFER, PAST CONTACTS AND NEGOTIATIONS WITH THE COMPANY

     In the mid-1990's, the Company made the strategic decision to relocate its production facility to a new location in Baltimore, Maryland. The larger size of the new facility would allow the Company to provide contract manufacturing of commercial quantities of pharmaceuticals and biopharmaceuticals in addition to its traditional business of producing pharmaceuticals and biopharmaceuticals in limited quantities for customers' clinical trials and testing. However, given the Company's relative lack of capital resources, the new facility could only be equipped for commercial production of limited quantities of products. In July 1998, the Company received FDA approval to operate the new facility and began the process of moving its production from its old facility to the new one. During the fiscal years ended March 31, 1998 and 1999, the Company incurred significant operating losses, largely because of the decision to move to the new facility and to seek contracts to produce commercial quantities of biopharmaceutical products.

     In January 1999, Thomas P. Rice became the Company's President and Chief Executive Officer. Mr. Rice had been a member of the Company's Board of Directors since March 1997. In April 1999, John T. Botek was named the Company's Executive Vice President and Chief Operating Officer. Messrs. Rice and Botek had significant management experience in the pharmaceutical industry. The immediate goal of this new management team was to return the Company to profitability, primarily by obtaining additional contracts to produce both clinical and commercial products and to reduce the Company's costs and expenses. Early in the fiscal year ended March 31, 2000, the Company raised about $1.9 million of capital, which was necessary to meet working capital requirements and support its expanded operations, and returned to profitability.

     At the beginning of calendar year 2000, the Company's Board of Directors began to evaluate the Company's competitive position and its ability to meet growth objectives. The Board decided that the Company would need to expand its production capacity so that it could meet the needs of customers with products entering full commercial production in quantities greater than the Company could then process. To do so, the Company would require significantly greater capital resources for larger scale production equipment and to satisfy regulatory requirements. The Board concluded, however, that the Company's existing capital was insufficient to fund the capital expenditures necessary to quickly increase the Company's production capacity. The Board of Directors determined that a debt financing on acceptable terms was also not feasible. A gradual increase in capacity could be funded from existing capital and expected operating cash flow, but would take a number of years to complete.

     During the first three months of 2000, the market price of the Common Stock ranged from $2.375 to $6.50. The Board of Directors concluded that raising sufficient equity capital, if possible, at that time would cause substantial dilution to existing stockholders and, therefore, would not be in the best interests of the stockholders. Therefore, the Board decided to seek a strategic or merger partner that could provide the capital resources necessary to expand the Company's production capacity and thereby enhance the Company's prospects for growth.

     In January and February 2000, management and the Board of Directors met with ASB. On March 22, 2000 the Company engaged ASB as its financial advisor to assist in evaluating and exploring the Company's strategic alternatives and seeking a strategic alliance or merger partner.

     Beginning in April 2000, ASB contacted more than 80 companies to ascertain their possible interest in a strategic alliance or an acquisition of the Company. Of these contacted companies, 21 signed confidentiality agreements and reviewed information about the Company. The Company's management made oral presentations to six of these companies about the Company's business, financial condition and prospects.

     On May 5, 2000, Parent signed a confidentiality agreement with the Company and received the preliminary information. From July through August, Parent conducted a due diligence review of the Company's financial condition, operations and prospects. On September 8, 2000, Parent discussed with ASB a verbal, non-binding offer to purchase all outstanding shares of the Common Stock for $4.60 per share. Soon thereafter, Parent and the Company began negotiating a definitive agreement and discussing the procedures by which Parent would acquire the Company.

     On October 30, 2000, Parent, Purchaser and the Company signed the Merger Agreement. Although ASB provided information to more than 20 companies and management made presentations to six of them, only Parent made an offer to acquire or partner with the Company.


12. THE MERGER AGREEMENT; OTHER ARRANGEMENTS

The Merger Agreement

     The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Tender Offer Statement on Schedule TO filed by Parent and Purchaser with the SEC in connection with the Offer (the "Schedule TO"). The summary is qualified in its entirety by reference to the Merger Agreement, which we incorporate by reference herein. The following summary may not contain all of the information important to you. You may examine and obtain copies of the Merger Agreement from the SEC in the same manner as set forth in Section 8.

     The Offer. Under the Merger Agreement, Purchaser has agreed to make the Offer. The Merger Agreement provides that Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the Minimum Condition and the other conditions of the Offer, as set forth in Section 16 -- "Certain Conditions of the Offer," Purchaser will purchase all shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, unless previously approved by the Company in writing, Purchaser will not make any change in the terms and conditions of the Offer that (i) decreases the Per Share Amount, (ii) reduces the number of shares to be purchased in the Offer, (iii) changes the form of consideration to be paid in the Offer, (iv) imposes additional conditions on the Offer, or (iv) amends or changes any term or condition of the Offer in a manner adverse to the holders of shares.

     Without the consent of the Company Board, Parent may cause Purchaser to
(i) from time to time extend the Offer, if at the Initial Expiration Date of the Offer any of the conditions to the Offer have not been satisfied or waived (other than the Minimum Condition, to which this clause does not apply), until such time as such conditions are satisfied or waived, or (ii) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC applicable to the Offer; and (iii) if the Minimum Condition is not satisfied, extend the Offer; provided that all extensions described herein shall not exceed twenty (20) business days, and (iv) if the Minimum Condition is satisfied but the number of shares validly tendered and not withdrawn represents less than ninety percent (90%) of the then outstanding shares (giving effect to the conversion of all then outstanding shares of Convertible Preferred Stock and the exercise of all then outstanding Warrants) commence one subsequent offer (the "Subsequent Offering Period") for the shares provided however, that in no event shall any such Subsequent Offering Period exceed twenty (20) business days. In the event that Purchaser decides to provide a Subsequent Offering Period, Purchaser must accept and promptly pay for all securities tendered prior to the date the Subsequent Offering Period commences and must otherwise meet the requirements of Rule 14d-11 under the Exchange Act. In addition, Parent and Purchaser agree that Purchaser shall from time to time extend the Offer if requested by the Company, if, at the Initial Expiration Date (or any extended expiration date of the Offer, if applicable), any of the conditions to the Offer including the Minimum Condition shall not have been waived or satisfied, until (taking into account all such extensions) February 28, 2001, provided, however, that if the Minimum Condition is the only condition to the Offer not then satisfied, Purchaser shall not be required to extend the Offer for more than twenty (20) business days.

     The Company has entered into an Option Agreement, also dated as of October 30, 2000 with Purchaser. Under the Option Agreement, Purchaser has been granted an option by the Company to purchase up to that number of shares of Series B preferred stock that would cause Purchaser to be entitled to cast at least 90% of the number of votes that would be entitled to vote on the Merger. The Option is only exercisable if Purchaser purchases and pays for at least that number of shares in the Offer that would satisfy the Minimum Condition. As a result, if Purchaser satisfies the Minimum Condition in the Offer and then exercises the Option, Purchaser will be entitled to cast at least 90% of the votes that would be entitled to vote on the Merger, which means that, under Maryland law, the Merger may be effected without a meeting or vote of the then holders of the shares. Purchaser currently intends to exercise the Option immediately after it purchases and pays for a sufficient number of shares to satisfy the Minimum Condition under the Offer in order to avoid the necessity of calling and holding a meeting of the holders of the shares. The aggregate exercise price of the Option is $2,500,000.

     Directors. The Merger Agreement provides that after the Tender Offer Purchase Time, Purchaser will be entitled to designate that number (but no more than that number) of directors of the Company constituting a majority of the Company Board, and the Company will use its best efforts to either, at the Company's election increase the size of the Company Board or secure the resignation of that number of directors as is necessary to enable Purchaser's designees to be elected to the Company Board and to constitute at all times after the Tender Offer Purchase Time a majority of the Company Board. At such times, the Company will use its best efforts to cause persons designated by Purchaser to constitute the same percentage as is on the Company Board of (i) each committee of the Company Board (other than any committee of the Company Board established to take action under this Agreement), (ii) each board of directors of each subsidiary of the Company and (iii) each committee of each such board. Notwithstanding the foregoing, until the Effective Time, the Company shall retain at least three directors who are directors of the Company on the date of the Merger Agreement (the "Continuing Directors"). The Company's obligation to appoint designees to the Board is subject to Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. From and after the time that Parent's designees constitute a majority of the Company Board until the Effective Time, any amendment, modification or waiver of any term or condition of the Merger Agreement, any amendment or modification to the Articles of Incorporation or By-Laws of the Company, any termination of the Merger Agreement by the Company, any extension of time of performance of any of the obligations of Parent or Purchaser under the Merger Agreement, any waiver of any condition or any of the Company's rights under the Merger Agreement or other action by the Company in connection with the rights of the Company under the Merger Agreement may be effected only with the concurrence of a majority of the Continuing Directors.

     The Merger. The Merger Agreement provides that Purchaser will be merged with and into the Company as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger in the Merger Agreement. Following the Merger, the Company will continue as the surviving corporation (the "Surviving Corporation") and a wholly owned, indirect subsidiary of Parent, and the separate corporate existence of Purchaser will cease.

     The Company has agreed pursuant to the Merger Agreement that, if required for the Merger under the Maryland General Corporation Law ("MGCL"), the Company, acting through the Company Board, will (i) duly call, give notice of, convene and hold a meeting of its stockholders, to be held as soon as practicable after the Tender Offer Purchase Time, for the purpose of considering and taking action upon the Merger Agreement, using a record date, to the extent possible, that is a day on which the shares are listed on the Nasdaq National Market; (ii) except as otherwise permitted by the Merger Agreement, include in the proxy statement or information statement relating to any meeting of the Company's stockholders to be held in connection the Merger (the "Proxy Statement") (A) the recommendation of the Company Board that stockholders of the Company vote in favor of the approval and adoption of the Merger Agreement, the Merger and the other transactions contemplated thereby, and (B) a statement that the Company Board believes that the consideration to be received by the stockholders of the Company pursuant to the Merger is fair to the stockholders; and (iii) except as otherwise permitted by the Merger Agreement, use reasonable efforts (A) to obtain and furnish the information required to be included by it in the Proxy Statement, if any, and, after consultation with Parent and Purchaser, cause the Proxy Statement to be mailed to its stockholders at the earliest practicable time following the Tender Offer Purchase Time, and (B) to obtain the necessary approvals by its stockholders of the Merger Agreement and the transactions contemplated thereby. At such meeting, Parent and Purchaser will, and will cause their affiliates to, vote all shares owned by them in favor of approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby.

     The Merger Agreement further provides that, notwithstanding the foregoing, if Purchaser acquires shares and shares of Series B Preferred Stock together representing at least 90% of the votes entitled to be cast on the Merger, the parties to the Merger Agreement will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the purchase of the shares pursuant to the Offer without a meeting of the stockholders of the Company in accordance with Section 3-106 of the MGCL, including giving the notice required by Section 3-106.

     Charter, Bylaws, Directors and Officers. The Articles of Incorporation of Purchaser in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation until amended in accordance with applicable law. The Bylaws of Purchaser in effect at the Effective Time will be the Bylaws of the Surviving Corporation until amended in accordance with applicable law. The directors of Purchaser at the Effective Time will be the initial directors of the Surviving Corporation and will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the next annual meeting of stockholders and until their respective successors are duly elected or appointed and qualified. The officers of the Company at the Effective Time will be the initial officers of the Surviving Corporation and will hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

     Conversion of Shares and Convertible Preferred Stock. At the Effective Time, each share issued and outstanding immediately prior to the Effective Time (excluding (i) shares held by any of the Company's subsidiaries and (ii) shares held by Parent, Purchaser or any other subsidiary of Parent), will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be converted into and become the right to receive the Per Share Amount in cash, without interest (the "Cash Merger Consideration"). Each share of Convertible Preferred Stock issued and outstanding prior to the Effective Time will be entitled to receive the Cash Merger Consideration multiplied by the number of shares into which such share of Convertible Preferred Stock is then convertible. Notwithstanding the foregoing, if between the date of the Merger Agreement and the Effective Time, the shares are changed into a different number of shares or a different class by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, then the Cash Merger Consideration contemplated by the Merger will be correspondingly adjusted to reflect any such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. At the Effective Time, each share held by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holder thereof, be canceled and retired and will cease to exist and no payment shall be made with respect thereto. At the Effective Time, each share of common stock of Purchaser issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     Warrants. At the Effective Time, each outstanding Warrant will be canceled and extinguished and will be converted into the right to receive the product of
(i) the difference between the exercise price of the Warrant and $4.60, multiplied by (ii) the number of shares of Common Stock for which the Warrant is then exercisable.

     Company Stock Options. At the Effective Time, each outstanding option to purchase shares (a "Company Stock Option" or collectively "Company Stock Options"), whether vested or unvested, the exercise price of which is greater than the Cash Merger Consideration, will be canceled and extinguished without consideration and the Option Plans will terminate as of the Effective Date.

     At the Effective Time, each outstanding Company Stock Option that is vested as of the Effective Time will be canceled and extinguished and will become the right to receive an amount, without interest, in cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Stock Option, less the amount of taxes required to be withheld under federal, state or local laws and regulations, multiplied by the number of shares subject to such Company Stock Option.

     At the Effective Time, each outstanding Company Stock Option that is not vested as of the Effective Time, the exercise price of which is less than the Cash Merger Consideration will be canceled and extinguished in consideration for a compensatory payment to be paid to the holder of such Company Stock Option at the time the Company Stock Option would otherwise have vested (provided that the holder is employed with the Company at such time and has not breached any of its obligations under any applicable employment agreement with the Company or any subsidiary) equal to an amount, without interest, in cash equal to the excess, if any, of the Cash Merger Consideration over the exercise price per share of such Company Stock Options that would otherwise have vested at such time.

     Pursuant to the Merger Agreement, the Company has agreed, if and to the extent required by the terms of any option plans or agreement under which such option was granted, to cooperate with Parent and Purchaser in obtaining the consent of each holder of outstanding Company Stock Options to the foregoing treatment of such Company Stock Options and to take any other action necessary to effectuate the foregoing provisions.

     Representations and Warranties. The Merger Agreement contains representations and warranties of the parties. These include representations and warranties of the Company with respect to its organization, capitalization, authority, SEC filings, financial statements, accounting procedures, licenses and permits, employee benefit plans, employment and labor matters, and the absence of certain changes or effects that would have a Material Adverse Effect on the Company. When used in the Merger Agreement in connection with the Company or its subsidiaries, the term "Material Adverse Effect" means any change or effect (i) that is materially adverse to the business, properties, financial condition, or results of operations of the Company and its subsidiaries, taken as whole, or (ii) that would materially impair the ability of the Company to perform its obligations under the Merger Agreement. None of the following will be deemed, either alone or in combination, to constitute a Material Adverse Effect: (i) changes or effects resulting from general changes in economic, market, regulatory or political conditions or changes in conditions or business practices generally applicable to the industries in which the Company and its subsidiaries operate; (ii) changes in the market price or trading volume of the shares on the Nasdaq National Market; or (iii) changes or effects resulting from the announcement or approval of the Offer and the Merger Agreement or relating to the identity of or facts pertaining to Parent or Purchaser. Parent and Purchaser also have made certain representations and warranties with respect to corporate existence and power, corporate authorization relative to the Merger Agreement, documents relating to the Offer, the availability of funds to finance the Offer and other matters.

     Conduct of Company Business Pending the Merger. The Company has agreed that, prior to the Tender Offer Purchase Time, unless Parent agrees in writing or as otherwise contemplated in the Merger Agreement, each of the Company and its subsidiaries will (i) conduct their businesses and operations only in the ordinary course of business consistent with past practice; (ii) use reasonable efforts to preserve intact their business, organization, goodwill, rights, licenses, permits and franchises of the Company and its subsidiaries and maintain their existing relationships with customers, suppliers and other persons having business dealings with them; (iii) use reasonable efforts to keep in full force and effect adequate insurance coverage and maintain and keep material assets in good repair, working order and condition; (iv) not amend or modify its organizational documents except to create the Series B Preferred Stock; (v) not authorize for issuance, issue, sell, grant, deliver, pledge or encumber any shares of any class or series of capital stock of the Company or any subsidiaries or any other equity or voting security or equity or voting interest in the Company or any of its subsidiaries, any securities convertible into or exercisable or exchangeable for any such shares, securities or interests, or any options, warrants, calls, commitments, subscriptions or rights to purchase or acquire any such shares, securities or interests (other than (A) issuances of shares (x) upon exercise of stock options granted and warrants issued prior to the date of the Merger Agreement, (y) upon conversion of shares of convertible preferred stock issued prior to the date of the Merger Agreement and (B) issuance of shares of Series B Preferred Stock on exercise by Purchaser of the Option); (vi) not (A) split, combine or reclassify any shares of its stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of, or in substitution for its shares of stock, (B) in the case of the Company, declare, set aside or pay any dividends on, or make other distributions in respect of any of the Company's stock other than an aggregate dividend of $43,533 on the Convertible Preferred Stock, or
(C) repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries; (vii) except as otherwise contemplated by the Merger Agreement, not amend or otherwise modify the terms of Company Stock Options or Company Option Plans;
(viii) other than normal salary increases in the ordinary course of business consistent with past practice, not (A) materially increase compensation payable or to become payable to any directors, officers or employees of the Company or any subsidiary except arrangements in connection with employee transfers and agreements with new employees having a salary of greater than $85,000, (B) grant any severance or termination pay to, or enter into any employment or severance agreement with any director or officer or employee (other than in the ordinary course of business of the Company or any of its subsidiaries, except that the Company may enter into new employment agreements with each of Messrs. Thomas P. Rice and John T. Botek, or (C) establish, adopt, enter into or amend in any material respect or take action to accelerate any material rights or benefits under any collective bargaining, bonus, profit sharing, thrift compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, other than in the ordinary course of business, of the Company or any subsidiary; (ix) not acquire or agree to acquire any corporation, partnership, joint venture, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets outside the ordinary course of business consistent with past practice or any interest in any real properties (other than in the ordinary course of business); (x) not incur, assume or guarantee any indebtedness for borrowed money, (including draw-downs on letters or lines of credit) or issue any notes, bonds, debentures, debt instruments, evidences of indebtedness or other debt securities of the Company or any of its subsidiaries or any options, warrants or rights to purchase or acquire any of the same, except for (A) renewals of existing bonds and letters of credit in the ordinary course of business not to exceed $1,000,000 in the aggregate, (B) indebtedness for borrowed money in the ordinary course of business consistent with past practice in an aggregate amount not to exceed $1,000,000, and (C) advances in the ordinary course pursuant to (A) working capital lines of credit in an amount not to exceed $1,000,000 and (B) certain warehouse lines of credit; (xi) not sell, lease, license, encumber or otherwise dispose of any material properties or assets of the Company other than in the ordinary course of business; (xii) not authorize or make any capital expenditures in excess of $100,000 in the aggregate for the Company and all of its subsidiaries other than in the ordinary course of business; (xiii) not make any material change in any of its accounting or financial reporting except as may be required by a change in law or in GAAP; (xiv) not make any material tax election or settle or compromise any material tax liability; (xv) except in the ordinary course of business, not amend, modify or terminate any material contract; (xvi) other than in the ordinary course of business, not enter into contracts that reasonably would involve financial obligations by the Company exceeding $100,000; (xvii) not adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization; (xviii) fail to report any facts that have resulted in insurance claims that would have a material adverse effect; and (xix) except as to clauses (i), (ii) and (iii) of this paragraph, not agree or commit in writing or otherwise to do any of the foregoing.

     Other Potential Acquirers. The Merger Agreement provides that the Company and its subsidiaries will use their reasonable best efforts to cause the Company's affiliates and the respective officers, directors, employees, representatives and agents of each to immediately cease any discussions or negotiations with any parties with respect to (i) the acquisition of the Company by merger or otherwise by anyone other than Parent, Purchaser or any affiliate thereof (a "Third Party") or by an officer or director of the Company; (ii) the acquisition by a Third Party of more than 20% of the total assets of the Company and its subsidiaries taken as a whole; (iii) the acquisition by a Third Party of shares which, together with all other shares owned by such Third Party and its affiliates, equal 20% or more of the issued and outstanding shares; (iv) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (v) the repurchase by the Company or any of its subsidiaries of more than 20% of the issued and outstanding shares; or (vi) the acquisition by the Company or any subsidiary by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets attributable to such ownership interest or investment is equal or greater than 20% of the annual revenues, net income or assets of the Company (each of the foregoing, a "Third Party Acquisition").

     The Merger Agreement further provides that the Company and its subsidiaries will, and will use their reasonable best efforts to cause their respective officers, directors, employees, representatives or agents to, refrain from directly or indirectly, encouraging, soliciting, participating in or initiating discussions or negotiations with or providing any non-public information to anyone (other than Parent, Purchaser or any designees of either) concerning any Third Party Acquisition. However, following written notice to Parent and Purchaser, the Company may provide non-public information to, consider a proposal from, and negotiate a proposal with, anyone who, prior to the Tender Offer Purchase Time, submits to the Company (i) a potential Superior Proposal or (ii) an unsolicited proposal, offer or indication that the Company in good faith believes may lead to a Superior Proposal. Prior to furnishing such non-public information, the Company must enter into a non-disclosure agreement having terms regarding the protection of confidential information that are at least as restrictive as the confidentiality provisions of the Letter Agreement between Parent and the Company dated as of May 5, 2000, a copy of which is attached hereto as Exhibit (d)(2). A "Superior Proposal" is defined in the Merger Agreement to mean any bona fide proposal to acquire directly or indirectly for consideration consisting of cash and/or securities all of the shares then issued and outstanding or all or substantially all the assets of the Company and otherwise on terms which the Company Board by a majority vote determines in its good faith judgment (consistent with the advice of a financial adviser of nationally recognized reputation) to be more favorable to the Company's stockholders than the Merger and the Offer.

     The Merger Agreement also requires the Company to notify Parent promptly, and in any event before furnishing non-public information, in the event the Company receives any proposal or inquiry concerning a Third Party Acquisition, including the material terms and conditions thereof and the identity of the party submitting such proposal.

     The Company Board may not withdraw its recommendation of the transactions contemplated by the Merger Agreement, or approve or recommend, or cause the Company to enter into, any agreement with respect to any Third Party Acquisition, unless, prior to the Tender Offer Purchase Time, the Company Board by a majority vote determines in its good faith judgment, after consultation with its legal counsel, failure to do so would be inconsistent with their fiduciary duties under applicable law. The Company may not enter into any agreement with respect to a Superior Proposal unless and until the Merger Agreement is terminated by its terms. At and after the Tender Offer Purchase Time, the Company Board may not under any circumstances withdraw its recommendation of the transactions contemplated by the Merger Agreement or approve or recommend, or cause the Company to enter into any agreement with respect to, any Third Party Acquisition.

     Access to Information. The Merger Agreement provides that until the Closing Time, upon reasonable prior notice, the Company will (and will cause each of its subsidiaries to) give Parent and its representatives full access, during normal business hours and at other reasonable times without disruption to the Company's normal business affairs, to the books, records, contracts, commitments, properties, offices and other facilities of the Company and its subsidiaries; arrange for Parent and its representatives to have reasonable access, during normal business hours, to the officers, employees, and agents of the Company and its subsidiaries; and furnish promptly to Parent and its representatives such financial and operating data and other information concerning the business, operations, properties, contracts, records and personnel of the Company and its subsidiaries as Parent may from time to time reasonably request. All information obtained by the Parent and its representatives will be kept confidential in accordance with the confidentiality provisions of the Letter Agreement between Parent and the Company dated as of May 5, 2000.

     Further Actions. Pursuant to the Merger Agreement, each of Parent, Purchaser and the Company has agreed to use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under applicable laws and regulations, and to consult and fully cooperate with and provide reasonable assistance to each other in order to consummate and make effective the transactions contemplated by the Merger Agreement, including (i) using commercially reasonable efforts to make all filings, applications, notifications, reports, submissions and registrations, and to obtain all consents, approvals, authorizations or permits necessary for the consummation of the Merger and the other transactions contemplated thereby, and (ii) taking those actions that any other party to the Merger Agreement may reasonably request in order to cause any of the conditions to such party's obligation to consummate the Merger to be fully satisfied.

     Subject to the terms and conditions of the Merger Agreement, each of Parent and the Company has also agreed to cooperate and use reasonable efforts to vigorously contest and resist any action, suit, proceeding or claim, and to have vacated, lifted, reversed or overturned any injunction, order, judgment or decree, (whether temporary, preliminary or permanent) that delays, prevents or otherwise restricts the consummation of the Merger or any other transaction contemplated by the Merger Agreement, and to take any and all actions (but not including the disposition of material assets, divestiture of businesses, or the withdrawal from doing business in particular jurisdictions, if material) as may be required as a condition to the granting of any approvals or as may be required to avoid, vacate, lift, reverse or overturn any injunction, order, judgment, decree or regulatory action.

     Public Announcements. The Merger Agreement provides that Parent, Purchaser and the Company, as the case may be, will consult with one another and mutually agree upon the content and timing of any press releases or public statements with respect to the transactions contemplated by the Merger Agreement, including the Offer and the Merger, and will not issue any press release or make any public statement with respect to the Offer or the Merger prior to such consultation and agreement except to the extent that such disclosure may be required by applicable law or by obligations pursuant to any listing agreement with the Toronto Stock Exchange or the Nasdaq National Market as determined by Parent, Purchaser or the Company, as the case may be.

     Employee Benefit Matters. With respect to employee benefit matters, the Merger Agreement provides that as of the Effective Time and for a period of one year thereafter, Parent will provide, or cause Purchaser and its subsidiaries and successors to provide, to those persons who were employees of the Company and its subsidiaries prior to the Effective Time and who continue as employees thereafter, with benefits and compensation no less favorable in the aggregate to the benefits and compensation provided to such employees as of the date of the Merger Agreement.

     The Merger Agreement also provides that, except with respect to accruals under any defined benefit pension plan, Parent will, or will cause Purchaser and its subsidiaries to, give such employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained by Parent, Purchaser or any subsidiary of either for such employees' service with the Company or any subsidiary of the Company to the same extent recognized by the Company immediately prior to the Effective Time. Parent will, or will cause Purchaser and its subsidiaries to waive limitations as to preexisting conditions (except to the extent that such limitations were not waived under the Company's then-existing welfare plans), exclusions and waiting periods with respect to participation and coverage requirements applicable under any welfare plan that such employees may be eligible to participate in after the Effective Time, and provide credit for co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such employees are eligible to participate in after the Effective Time.

     Expenses. Except as described in the following sentence, each party will bear its own expenses in connection with the Offer and the Merger. Upon termination of the Merger Agreement under certain circumstances, the Company has agreed to pay Purchaser a break-up fee as described below under the heading "Termination."

     Notification of Certain Matters. Each of the Company, Parent and Purchaser has agreed to give prompt notice to the others of (i) the occurrence or nonoccurrence of any event that would be likely to cause any covenant, condition or agreement contained in the Merger Agreement not to be complied with or satisfied in all material respects, (ii) any material failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under the Merger Agreement and (iii) the Company's receipt of any notice or request from the FDA or the Drug Enforcement Agency, other than routine notices that require no response or action.

     Guarantee of Performance. Parent has guaranteed the performance by Purchaser and, after the Effective Time, the Surviving Corporation of its obligations under the Merger Agreement.

     Indemnification; Directors' and Officers' Insurance. The Merger Agreement provides that the Surviving Corporation shall cause its Articles of Incorporation and Bylaws to contain the indemnification provisions set forth in the Articles of Incorporation and Bylaws of the Company on the date of the Merger Agreement. These provisions may not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement). Parent shall cause the Surviving Corporation to comply with the terms of and maintain in existence the indemnification agreements in effect on the date of the Merger Agreement. In the event the Surviving Corporation or any of its successors or assigns consolidates with or merges into another person or transfers all or substantially all of its properties and assets to another person, proper provision will be made so that the successors and assigns of the Surviving Corporation assume these obligations.

     In addition, the Merger Agreement requires the Surviving Corporation to obtain and maintain in effect for not less than five years after the Effective Time, the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by the Company and the Company's subsidiaries with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement). Parent may, with no lapse in coverage, substitute policies of substantially the same coverage containing terms and conditions which are no less advantageous, in any material respect, to the Company's present or former directors, officers, employees, agents or other individuals otherwise covered by such insurance policies prior to the Effective Time.

     Conditions to Consummation of the Merger. The respective obligations of each of Parent, Purchaser and the Company to effect the Merger are subject to the satisfaction or waiver at or prior to the Closing Time of the following conditions: (i) that the Merger Agreement, the Merger, and the other transactions contemplated thereby shall have been approved by all necessary corporate action of the Company, including if necessary, by vote of the stockholders of the Company, provided that in voting, Parent and Purchaser shall have voted and caused their affiliates to vote, all shares owned by them, in favor of the Merger Agreement, the Merger, and the other transactions contemplated thereby; (ii) that no governmental entity or court shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order that makes payment of the Cash Merger Consideration illegal or otherwise prohibits the Merger; (iii) Purchaser shall have purchased shares pursuant to the Offer in accordance with the terms of the Merger Agreement and the Offer, provided that neither Parent nor Purchaser may invoke this condition if Purchaser has failed to purchase, in violation of the terms of the Merger Agreement or the Offer, shares validly tendered and not withdrawn pursuant to the Offer.

     Termination. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Closing Time, whether before or after approval and adoption of the Merger Agreement by the Company's stockholders:

    (i)   by mutual written consent of Parent, Purchaser and the Company;

    (ii) by Parent or the Company if (A) any governmental entity or court shall have enacted, issued, promulgated, enforced or entered, any statute, rule, regulation, executive order, decree, injunction or other order that is in effect and makes payment of the Per Share Amount illegal or otherwise prohibits the Offer or the Merger, or (B) Purchaser shall not have purchased shares pursuant to the Offer or the Merger shall not have occurred on or prior to February 28, 2001, provided that the right to terminate the Merger Agreement pursuant to this paragraph
          (ii) will not be available to any party whose failure to fulfill its obligations under the Merger Agreement results in Purchaser's failure to purchase shares;

    (iii) by Parent and Purchaser before the Tender Offer Purchase Time, if there shall have been a breach of any covenant or agreement on the part of the Company resulting in a Material Adverse Effect or any change or effect that would materially impair the ability of Parent and/or Purchaser to consummate the transactions contemplated by the Merger Agreement and the breach has not been cured prior to the earlier of ten days following notice of the breach or two business days prior to the date on which the Offer expires (as such date may be extended);

    (iv) by the Company prior to the Tender Offer Purchase Time if (A) the Company shall have received a Superior Proposal, shall have furnished Parent a reasonable written notice of receipt of the Superior Proposal, specifying the material terms and conditions of the Superior Proposal and identifying the person making the proposal, and Parent shall not, within three business days of Parent's receipt of the notice from Company, have made an offer which the Company Board, by a majority vote, determines in its good faith judgment (consistent with the advice of a financial advisor of nationally recognized reputation) to be as favorable to the Company's stockholders as the Superior Proposal; provided that termination of the Merger Agreement under this clause (A) will not be effective until Company pays to Purchaser the Breakup Fee discussed below; (B) there shall have been a breach of any representation or warranty on the part of Parent or Purchaser that materially adversely affects or delays the consummation of the Offer; or (C) there shall have been a material breach of any covenant or agreement on the part of Parent or Purchaser which materially adversely affects or delays the consummation of the Offer, if the breach has not been cured prior to the earlier of ten days following notice of the breach or two business days prior to the date on which the Offer expires.

     When used in the Merger Agreement, the term "Parent Material Adverse Effect" means any change or effect that would materially impair the ability of Parent and/or Purchaser to consummate the transactions contemplated by the Merger Agreement.

     If the Merger Agreement is terminated and (i) the Company Board has withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, shall have recommended a Third Party Acquisition or adopted any resolution to effect the foregoing, and (ii) within one year after such termination (A) the Company enters into an agreement involving the acquisition of 50% or more of the issued and outstanding shares by another person or entity (other than a merger pursuant to which the stockholders of the Company will acquire more than 50% of the voting securities of such surviving corporation) or (B) another person or entity acquires more than 50% of the issued and outstanding shares, the Company shall pay to Purchaser a Breakup Fee of $2,150,000. A Breakup Fee also will be payable if the Company terminates the Merger Agreement before the Tender Offer Purchase Time if the Company has received a Superior Proposal and Parent does not, in the good faith judgment of the Company Board (consistent with the advice of a financial advisor of nationally recognized reputation), make an offer as favorable to the Company's stockholders as the Superior Proposal. Purchaser may, in its discretion, waive payment of the Breakup Fee in order to exercise the option described below under the heading "Stockholder Agreements." Other than the circumstances listed above in which the Breakup Fee is payable, the Merger Agreement makes no provision for payments in the event of termination.

     Amendment. The Merger Agreement may be amended by action taken by the Company Board and by the parties to the Merger Agreement. If the Merger is approved by the stockholders of the Company, no amendment that requires the approval of the stockholders under applicable law may be made without such further approval.

     Extension; Waiver. At any time prior to the Closing Time, each party to the Merger Agreement may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained therein or in any document, certificate or writing delivered pursuant thereto, or (iii) waive compliance by any other party with any of the agreements or conditions contained therein.

     Stockholders' Agreement. Concurrently with the execution of the Merger Agreement, Parent, Purchaser and the Stockholders entered into the Stockholders' Agreement (the "Stockholders' Agreement"). The following is a summary of the material provisions of the Stockholders' Agreement, which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the form of Stockholders' Agreement, which is incorporated by reference in this Offer to Purchase.

     Tender of Shares. Pursuant to the Stockholders' Agreement, each Stockholder has agreed to tender the shares, Convertible Preferred Stock or Warrants owned by such Stockholder or cause such securities to be tendered, into the Offer promptly after Parent causes Purchaser to commence the Offer, but in no event later than five business days after the date on which the Stockholder receives the Offer Documents for tendering such securities. With respect to the shares tendered by the Stockholders pursuant to the Stockholders' Agreement, the Stockholders will receive the same price per share with respect to the Offer (but in any event no less than $4.60 per share) received by the other stockholders of the Company pursuant to the Offer. Stockholders will also receive the same consideration for Convertible Preferred Stock or Warrants tendered pursuant to the Stockholders' Agreement received by other holders of Convertible Preferred Stock and Warrants, as the case may be, pursuant to the Offer. Each Stockholder has further agreed not to withdraw any shares, Convertible Preferred Stock or Warrants so tendered unless and until after the Termination Date, which is the first to occur of the date that Purchaser terminates the Offer, the Offer expires, or the Merger Agreement is terminated, in each case in accordance with the terms of the Merger Agreement and without such securities being purchased by Purchaser pursuant to the Offer.


     Voting of Shares. Each Stockholder has further agreed that, during the period commencing on the date of the Stockholders' Agreement and continuing until the first to occur of the Effective Time or the Termination Date, the Stockholder will vote (or cause to be voted) its shares (i) in favor of approval of the Merger Agreement, all transactions contemplated thereby, and any actions required in furtherance thereof; (ii) against any action or agreement that is intended to or could impede, interfere with, or prevent the Offer or the Merger or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company or any of its subsidiaries under the Merger Agreement or the Stockholders' Agreement; and (iii) except as specifically requested in writing in advance by Parent, against certain actions specified in the Stockholders' Agreement, including extraordinary corporate transactions, dispositions of assets outside the ordinary course of business, any reorganization, recapitalization, dissolution or liquidation of the Company or any of its subsidiaries or affiliates, and amendments of the Company's Articles of Incorporation or Bylaws.

     Irrevocable Proxy. In order to secure their respective obligations under the Stockholders' Agreement, each Stockholder has granted to each of Alex Glasenberg and John Langstaff in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and any other designee of Parent, an irrevocable proxy to vote the Stockholder's shares, or grant a consent or approval in respect of the Stockholder's shares, with respect to the matters described above on which the shares are entitled to vote from the date that all waiting periods under the HSR Act applicable to the acquisition of the shares have been terminated or have expired and until the Tender Offer Purchase Time.

     Grant of Options. Each Stockholder has also granted to Purchaser or its designee, effective on the date of the Stockholders' Agreement, an irrevocable option to purchase all shares owned by the Stockholder at a purchase price per share equal to the Per Share Amount. Purchaser may exercise the option in whole but not in part at any time, following the occurrence of a Purchase Event (as defined below); provided that the option will expire and be of no further force and effect upon the earliest to occur of (i) the Tender Offer Purchase Time or
(ii) at the close of business on the third business day after the receipt by Parent of notice of a Superior Proposal or (iii) the 60th day after the exercise of the option, if the purchase of the shares pursuant to the option has not occurred. Purchaser, at its option, may elect either to exercise the option or to accept payment of the Breakup Fee, but will not be entitled to exercise the option and retain the Breakup Fee. A "Purchase Event" means the receipt by Parent of notice of a Superior Proposal. The purchase of shares pursuant to the option is subject to the satisfaction of the following conditions: (i) to the extent necessary, all waiting periods under the HSR Act applicable to the acquisition of the shares shall have been terminated or have expired and any other required approvals, notices, authorizations or consents have been filed or obtained and (ii) no preliminary or permanent injunction prohibiting the exercise of the options or delivery of the shares shall be in effect.

     Representations and Warranties. Each Stockholder has made in the Stockholders' Agreement representations and warranties, including representations and warranties as to ownership of shares, power and authority and consents and approvals.

     Other Potential Acquirors. Each Stockholder is prohibited from encouraging, soliciting, participating in or initiating discussions or negotiations with or providing non-public information to any party concerning any Third Party Acquisition.

     Restriction on Transfer, Proxies and Non-Interference. Each Stockholder has agreed not to (a) tender its shares in any tender offer or exchange offer for the shares other than the Offer; (b) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract for the sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of its shares; (c) except as contemplated by the Stockholders' Agreement, grant any proxies or powers of attorney, deposit any of its shares into a voting trust or enter into a voting agreement with respect to any shares, or (d) take any action that would make any representation or warranty of the Stockholder untrue or incorrect or have the effect of preventing or impairing such Stockholder from performing its obligations under the Stockholders' Agreement.

     Indemnification. Each Stockholder has agreed, subject to certain limitations, to indemnify Parent and its affiliates for all damages, losses, costs, expenses, liabilities, judgements, penalties, claims, charges and amounts paid in settlement as a result of any inaccuracy or misrepresentation in, or breach of, any representation, warranty or covenant of such Stockholder in the Stockholders' Agreement. For purposes of indemnification under the Stockholders' Agreement, the Stockholders' representations and warranties survive for one year after the Tender Offer Purchase Time.

Management Employment Agreements

     Concurrently with execution of the Merger Agreement the Company entered into new employment agreements with Messrs. Rice and Botek (each, an "Executive") in order to provide the Company, as the Surviving Corporation, with continuity of management. The following is a summary of the material provisions of the employment agreements, each of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the employment agreements, each of which is incorporated by reference in this Offer to Purchase.

     Each employment agreement provides that the Company will continue to employ the Executive, and the Executive will continue in the employ of the Company, subject to the terms and conditions of the employment agreement, for two years after the Effective Time. The employment agreements will automatically renew for one year periods unless either the Executive or the Company gives 120 days prior written notice. Under the employment agreements, each of Messrs. Rice and Botek is entitled to receive (i) an annual base salary equal to $200,00 and $160,000, respectively, a discretionary annual bonus (which may include grants of stock options under Parent's incentive stock option plan) consistent with bonus compensation for senior executives of Parent, and (iii) benefits comparable to those provided to other executive officers of the Company.

     In addition to the foregoing, Mr. Rice will be entitled to a performance bonus of $681,152 and Mr. Botek will be entitled to a performance bonus of $507,500 after the Tender Offer Purchase Time. Mr. Rice's and Mr. Botek's unvested stock options will vest and the restrictions on their restricted stock will lapse on December 15, 2000. The loans made to Mr. Rice and Mr. Botek to purchase each's restricted stock will be forgiven on December 15, 2000.

     The Executives' employment with the Company may be terminated, among other things, (i) by the Company for cause or without cause; (ii) by the Company if the Company determines in good faith that the Executive has become disabled; or
(iii) by the Executive if, without the Executive's written consent, (A) Executive's duties are substantially diminished or duties or responsibilities materially inconsistent with the Executive's position and duties described in his employment agreement are assigned to the Executive, (B) the Executive's annual base salary is reduced, (C) the Executive is relocated outside of the Baltimore metropolitan area, (D), in the case of Mr. Rice, the Company fails to elect the Executive to the Board of Directors, (E) if the Company breaches the Employment Agreement, or (F) the occurrence of a change of control of the Company.

     The employment agreements also provide that during their terms and for a period of one year after the expiration or termination of the employment period the Executive will not, directly or indirectly, (i) engage in any activity competitive with the business of the Company, Parent or any of their affiliates, (ii) solicit customers of the Company or Parent, or (iii) solicit employees of the Company.

     Each Executive has further agreed to keep confidential all trade secrets and confidential or proprietary information of the Company, Parent and their affiliates.


13. PURPOSE OF THE OFFER; PLANS FOR THE COMPANY

     Purpose of the Offer. The purpose of the Offer is to enable Purchaser to acquire control of, and the entire equity interest in, the Company. The purpose of the Merger is to acquire all outstanding shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Purchaser intends to consummate the Merger as soon as practicable following the satisfaction or waiver of each of the conditions to the Merger set forth in the Merger Agreement. The purpose of the Option is to enable Purchaser to complete the Merger (once the Offer is successful) without having to hold a meeting of the Company's stockholders.

     Plans for the Company. Except as otherwise set forth in this Offer to Purchase, Purchaser expects that, initially following the Merger, the business operations of the Company will be continued by the Surviving Corporation substantially as they are currently being conducted. The directors of Purchaser will be the initial directors of the Surviving Corporation, and the officers of the Company will be the initial officers of the Surviving Corporation. Upon completion of the Offer and the Merger, Parent intends to conduct a detailed review of the Company and its assets, corporate structure, capitalization, business operations and prospects, policies, management and personnel. After such review, Parent will determine what actions or changes, if any, would be desirable in light of the circumstances which then exist.

     Except as described in this Offer to Purchase, neither Parent nor Purchaser has any present plans or proposals that would relate to or result in
(i) any extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company or any of its subsidiaries, (ii) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries, (iii) any change in the Company Board or management, (iv) any material change in the Company's capitalization or dividend policy, (v) any other material change in the Company's corporate structure or business, (vi) a class of securities being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of the Company becoming eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.


14. CERTAIN EFFECTS OF THE OFFER

     Market for the Shares. The purchase of shares pursuant to the Offer will reduce the number of holders of shares and the number of shares that might otherwise trade publicly and is likely to adversely affect the liquidity and market price of the remaining shares held by stockholders other than Purchaser. Purchaser cannot predict the extent that the reduction in the number of shares that might otherwise trade publicly will affect the market price for, or marketability of, the shares or whether such reduction will cause future market prices to be greater or less than the Per Share Amount.

     Stock Quotation. Parent intends to cause the Company to terminate the inclusion of the shares on the Nasdaq National Market following the Tender Offer Purchase Time and the Record Date. Inclusion of the shares on the Nasdaq National Market is voluntary, which means the Company may terminate that inclusion at any time. In addition, depending upon the number of shares purchased pursuant to the Offer, the shares may no longer meet the standards for continued inclusion in the Nasdaq National Market. If, as a result of the purchase of shares pursuant to the Offer, the shares no longer meet the criteria for continuing inclusion in the Nasdaq National Market, the market for the shares could be adversely affected. According to the Nasdaq National Market's published guidelines, the shares would not be eligible for continued listing if, among other things, the number of shares publicly held falls below 750,000, the number of beneficial holders of shares falls below 400 (round lot holders) or the aggregate market value of such publicly-held shares does not exceed $5 million. If the shares were no longer eligible for inclusion in the Nasdaq National Market, they might be eligible to be included in the Nasdaq SmallCap Market unless, among other things, the public float is less than 500,000 shares, or there are fewer than 300 stockholders (round lot holders) in total, or the market value of public float is less than $1 million.

     Exchange Act Registration. The shares are currently registered under the Exchange Act. The purchase of the shares pursuant to the Offer may result in the shares becoming eligible for deregistration under the Exchange Act. Registration of the shares may be terminated upon application of the Company to the SEC if the shares are not listed on a national securities exchange and there are fewer than 300 holders of record of the shares. Pursuant to the Merger Agreement, the Company has agreed, at the earliest practicable time following the Tender Offer Purchase Time, if the number of holders of the shares at such time is smaller than 300, to take all steps necessary or appropriate to terminate registration of the shares under the Exchange Act, including without limitation the filing of Exchange Act Form 15 with the SEC and of a notice to the Nasdaq National Market to delist the shares. Termination of registration of the shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to the Company, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders, and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933 may be impaired or eliminated. If registration of the shares under the Exchange Act were terminated, the shares would no longer be "margin securities" or be eligible for inclusion on the Nasdaq National Market.

     Margin Regulations. The shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the shares. Depending upon factors similar to those described above regarding the market for the shares and stock quotations, it is possible that, following the Offer, the shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.


15. DIVIDENDS AND DISTRIBUTIONS

     The Merger Agreement provides that from the date of the Merger Agreement until the Closing Time, unless the Parent has consented in writing, the Company may not declare, set aside or pay any dividends on, or make other distributions in respect of, any of the Company's stock, repurchase, redeem or otherwise acquire, or agree or commit to repurchase, redeem or otherwise acquire, any shares of stock or other equity or debt securities or equity interests of the Company or any of its subsidiaries.


16. CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the SEC including Rule 14e-l(c) under the Exchange Act (relating to Purchaser's obligation to pay for or return tendered shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restrictions set forth in the Merger Agreement, the payment for, any tendered shares, if (w) any waiting periods applicable to the Offer under the HSR Act have not been terminated or have not expired, (x) any of the consents or approvals of anyone other than a governmental entity, in connection with the execution, delivery and performance of the Merger Agreement, have not been obtained or made, except where the failure to have obtained or made any such consent or approval would not have a Material Adverse Effect, (y) the Minimum Condition shall not have been satisfied, or (z) at any time on or after the date of the Merger Agreement and before the time of acceptance of tendered shares pursuant to the Offer, any of the following events shall occur which, in the reasonable judgment of Parent and Purchaser makes it inadvisable to proceed with the Offer or acceptance for payment:

        (i) the Company shall not have received the consents required by the agreements between the Company and the Maryland Industrial Development Financing Authority, First Union National Bank and the Mayor and City Council of Baltimore;

        (ii) from the date of the Merger Agreement until the Tender Offer Purchase Time, any Governmental Entity or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect at the Tender Offer Purchase Time and which (A) makes the acceptance for payment of, or the payment for, any or all of the shares illegal or otherwise prohibits consummation of the Offer, the Merger or any of the other transactions contemplated hereby, or (B) prohibits Purchaser from operating the business of the Company in substantially the same manner as it is currently conducted; provided, however, that the parties shall use commercially reasonable efforts (subject to the proviso in Section 5.6(b)) to cause any such decree, judgment or other order to be vacated or lifted prior to the Tender Offer Purchase Time;

        (iii) the representations and warranties of the Company set forth in the Merger Agreement are not true and correct on the date thereof or the expiration time of the Offer, as it may be extended from time to time, or the Company breaches or fails in any respect to perform or comply with any material obligation, agreement or covenant required by the Merger Agreement to be performed or complied with by it at or prior to such time except where the failure of representations and warranties (without regard to materiality qualifications therein contained) to be true and correct, or the performance or compliance with such obligations, agreements or covenants, would not, individually or in the aggregate, have a Material Adverse Effect;

        (iv) the Merger Agreement shall have been terminated in accordance with its terms;

        (v) there shall have occurred an acceptance by the Company of a Superior Proposal;

        (vi) the Company Board shall have withdrawn or modified in a manner adverse to Parent its approval or recommendation of the Offer, shall have recommended to the Company's stockholders a Third Party Purchaser or shall have adopted any resolution to effect any of the foregoing;

        (vii) from the date of the Merger Agreement until the Tender Offer Purchase Time, there shall have occurred the commencement of a war having a Material Adverse Effect on the Company; which, in the reasonable judgment of Parent and Purchaser, in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment or payments.

        (viii) the Loan Commitment shall have been withdrawn by ScotiaBank.

        (ix) Parent shall not have received the favorable opinion of Piper Marbury Rudnick & Wolfe LLP with respect to certain tax matters related to compensation payable to the Company's executive officers.

The conditions set forth in the Merger Agreement (other than the Minimum Condition) are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of any circumstances giving rise to any condition and may be waived (other than the Minimum Condition) by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Parent or Purchaser (or any affiliate of Purchaser) at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.


17. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Purchaser is not aware of any material pending legal proceeding relating to the Offer. Based on its examination of publicly available information filed by the Company with the SEC and other publicly available information concerning the Company, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to the Company's business that might be adversely affected by Purchaser's purchase of the shares as contemplated herein or, except as set forth in this Section 17, of any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the Purchase or ownership of shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes", such approval or other action will be sought. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approval were not obtained or such other action were not taken, adverse consequences might not result to the Company's business, or certain parts of the Company's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of shares thereunder under certain conditions. See Section 16 -- "Certain Conditions of the Offer."

     State Takeover Statutes. A number of states (including Maryland, where the Company is incorporated), have adopted laws which purport, to varying degrees, to apply to attempts to acquire corporations that are incorporated in, or which have substantial assets, stockholders, principal executive offices or principal places of business or whose business operations otherwise have substantial economic effects in, such states. Except for the provisions of the MGCL described herein, Purchaser does not know whether any of these laws will, by their terms, apply to the Offer or the Merger or any other business combination between Purchaser or any of its affiliates and the Company.

     Section 3-702 of the MGCL provides that when a person acquires shares of a corporation which would result in that person beneficially owning more than 20% of the voting power of the corporation, those shares have no voting rights except to the extent approved by the other stockholders of the corporation by a two-thirds vote. This provision is also triggered when a person acquires more than one third of the voting power and more than a majority of the voting power. As permitted by Section 3-702 of the MGCL, the Company Board has taken all necessary action so that the Purchaser's shares will not be governed by this statute.

     Section 3-602 of the MGCL prevents, under certain circumstances, an "interested stockholder" (including a person who owns or has the right to acquire 10% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Maryland corporation for a period of five years following the date such person became an interested stockholder. As permitted by Section 3-602 of the MGCL, the Company Board has taken all necessary action so that neither Parent nor Purchaser is or will be considered an "interested stockholder" under Section 3-602 of the MGCL.

     Neither Parent nor Purchaser has determined whether any takeover laws or regulations of any state other than Maryland will by their terms apply to the Offer or the Merger. The Company has informed Purchaser that it does not have substantial assets or business operations outside of Maryland. Therefore, neither Purchaser nor Parent have attempted to comply with any state takeover statutes other than Maryland in connection with the Offer or the Merger. To the extent that certain provisions of these laws purport to apply to the Offer or the Merger or other business combination, Purchaser believes that there are reasonable bases for contesting such laws. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated in, and has a substantial number of stockholders in, the state. Subsequently, in TLX Purchaser Corp. v. Telex Corp., a Federal District Court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they apply to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a Federal District Court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. Purchaser and Parent reserve the right to challenge the validity of applicability of any state law allegedly applicable to the Offer or the Merger, and nothing in this Offer to Purchase nor any action taken by Parent or Purchaser in connection with the Offer is intended as a waiver of that right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities or holders of shares, and Purchaser might be unable to accept for payment or pay for shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer or the Merger. In such case, Purchaser may not be obligated to accept for payment or pay for any tendered shares. See Section 16 -- "Certain Conditions of the Offer."

     Antitrust in the United States. Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of shares pursuant to the Offer is subject to these requirements.

     In order to meet the requirements of the HSR Act, Purchaser expects to file a Notification and Report Form with respect to the Offer and Merger with the Antitrust Division and the FTC on or about November 17, 2000. The waiting period applicable to the purchase of shares pursuant to the Offer is scheduled to expire at 11:59 p.m., New York City time, 15 days after the filing. However, prior to that time, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material relevant to the Offer from Purchaser. If such a request is made, the waiting period will be extended until 11:59 p.m., New York City time, on the tenth day after substantial compliance by Purchaser with such request. Thereafter, such waiting period can be extended only by court order.

     Purchaser may request early termination of the HSR Act's waiting period applicable to the Offer. There can be no assurance, however, that the applicable 15-day HSR Act waiting period will be terminated early. Shares will not be accepted for payment or paid for pursuant to the Offer until the expiration or early termination of the applicable waiting period under the HSR Act. See Section 16 -- "Certain Conditions of the Offer." Any extension of the waiting period will not give rise to any withdrawal rights not otherwise provided for by applicable law. See Section 4 -- "Withdrawal Rights." If Purchaser's purchase of shares is delayed because of a request by the Antitrust Division or the FTC for additional information or documentary material, the Offer will be extended in certain circumstances. See Section 16 -- "Certain Conditions of the Offer." The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the purchase of shares by Purchaser pursuant to the Offer. At any time before or after the consummation of the Offer or the Merger, the Antitrust Division or the FTC could take whatever action under the antitrust laws of the United States it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of shares pursuant to the Offer or seeking divestiture of the shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual states) may also bring legal actions under the antitrust laws of the United States. Purchaser does not believe that consummation of the Offer and the Merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer and the Merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See Section 16 -- "Certain Conditions of the Offer", including conditions with respect to litigation and certain governmental actions and Section 12 -- "The Merger Agreement; Other Arrangements" for certain termination rights.


18. APPROVAL OF THE MERGER

     The Company Board has approved the Merger and adopted the Merger Agreement. Depending upon the number of shares purchased by Purchaser pursuant to the Offer and whether Purchaser exercises the option to purchase Series B Preferred Stock, the Company Board may be required to submit the Merger Agreement to the Company's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with Maryland Law. If stockholder approval is required, the Merger Agreement must be approved by the affirmative vote of at least a majority of all votes entitled to be cast at such meeting. If the Minimum Condition is satisfied and, therefore, Purchaser consummates the Offer, Purchaser will have sufficient voting power to approve the Merger Agreement at a stockholders' meeting without the affirmative vote of any other stockholder. If Purchaser acquires shares entitled to at least 90% of the votes entitled to be cast on the Merger, the MGCL provides that the Merger may be consummated without a stockholders' meeting or the approval of the Company's stockholders after giving 30 days' notice to the minority stockholders.

     Assuming enough shares are tendered to satisfy the Minimum Condition, Purchaser will be able to control the outcome of any vote by the Company's stockholders at a meeting. For this reason and to facilitate completion of the Merger as soon as practicable after consummation of the Offer, the Company and Purchaser entered into the Option so that the expense and time necessary to hold a meeting of the Company's stockholders could be avoided. Therefore, Purchaser intends to exercise the Option immediately following consummation of the Offer, thereby enabling Purchaser to hold shares entitled to at least 90% of the votes entitled to be cast on the Merger and eliminating the need for a meeting or vote of the Company's stockholders on the Merger.

19. APPRAISAL RIGHTS

     Holders of shares are not expected to have the right to dissent from the Merger and seek appraisal of the fair value of their shares. Under the MGCL, such dissent and appraisal rights are not available if (i) in the case of a merger to be voted on by stockholders, the shares are listed on the Nasdaq National Market as of the record date for a meeting of the Company's stockholders regarding the Merger or (ii) in the case of a merger which does not require a stockholder vote, the Company and Purchaser are merged after Purchaser holds shares entitled to at least 90% of votes, on the record date for notice of the Merger. Purchaser believes the Merger will satisfy one of these two conditions, which means that, under the MGCL no dissent and appraisal rights will apply to the Merger.


20. FEES AND EXPENSES

     Parent and Purchaser have retained MacKenzie Partners, Inc. to be the Information Agent and The Bank of New York to be the Depositary in connection with the Offer. The Information Agent may contact holders of shares by mail, telephone, telecopy, telegraph or personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of shares. The Information Agent and the Depositary each will receive customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses, and will be indemnified by Purchaser and Parent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.


21. MISCELLANEOUS

     Neither Purchaser nor Parent is aware of any jurisdiction where the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If either Purchaser or Parent becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the shares, Parent and Purchaser will make a good faith effort to comply with that state statute. If, after a good faith effort, Purchaser and Parent cannot comply with the state statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of shares in that state.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR PURCHASER OR THE COMPANY NOT CONTAINED HEREIN OR ELSEWHERE IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to SEC Rule 14d-3, together with exhibits furnishing certain additional information with respect to the Offer, and may file one or more amendments thereto. In addition, the Company has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with certain exhibits, pursuant to SEC Rule 14d-9, setting forth the recommendations of the Company Board with respect to the Offer, the reasons for such recommendations and furnishing certain additional related information. A copy of such documents, any amendments and any exhibits thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 -- "Certain Information Concerning the Company" above.

                                            AC ACQUISITION SUBSIDIARY, INC.

November 17, 2000

                                  SCHEDULE I


            DIRECTORS AND EXECUTIVE OFFICERS OF PARENT AND PURCHASER

1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted of each director and executive officer of Parent. Unless otherwise indicated, the business address of each such person is c/o Parent at 3403 American Drive, Units 3/4, Mississauga, Ontario, Canada, L4V 1T4 and each such person is a citizen of Canada.



DIRECTORS              PRESENT PRINCIPAL OCCUPATION
---------              ----------------------------

R. Craig Baxter        President, Apotex International, Inc.
                       Executive Vice President, Apotex Inc.
                       150 Signet Drive
                       Weston, Ontario
                       M9L 1T9
                       Canada

Alex Glasenberg        Vice President-Finance, Apotex Inc.
                       150 Signet Drive
                       Weston, Ontario
                       M9L 1T9
                       Canada

Jack M. Kay            President and Chief Operating Officer, Apotex Inc.
                       150 Signet Drive
                       Weston, Ontario
                       M9L 1T9
                       Canada

John Langstaff         President and Chief Executive Officer, Cangene Corporation
                       104 Chancellor-Matheson Road
                       Winnipeg, Manitoba
                       R3T 2N2
                       Canada

John Nystrom           Vice President and Chief Technical Officer, The Medicines
                       Company
                       One Cambridge Center
                       Cambridge Massachusetts 02142
                       USA

Bernard C. Sherman     Chairman and Chief Executive Officer, Apotex Inc.
                       150 Signet Drive
                       Weston, Ontario
                       M9L 1T9
                       Canada

DIRECTORS             PRESENT PRINCIPAL OCCUPATION
---------             ----------------------------

Michael Spino         Senior Vice President-Scientific Affairs,
                      Apotex Inc.
                      150 Signet Drive
                      Weston, Ontario
                      M9L 1T9
                      Canada

Richard W. Taylor     Consultant, The Lesley Company Inc.
                      Health Sector Consulting
                      31 Felbrigg Avenue
                      Toronto, Ontario
                      M5M 2L8


EXECUTIVE OFFICERS          PRESENT EMPLOYMENT
------------------          ------------------

William Labossiere Bees     Vice President, Operations
Alex Glasenberg             Chief Financial Officer
Wendy Johnson               Vice President, Research & Development
John Langstaff              President and Chief Executive Officer
John W. McMillan            General Manager
Andrew D. Storey            Vice President, Quality Assurance/Clinical &
                            Regulatory Affairs

2. DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER


     The following table sets forth the name and present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted of each director and executive officer of Purchaser. Unless otherwise indicated below, each occupation set forth opposite each person refers to employment with Purchaser. The business address of each such person is c/o Parent at 3403 American Drive, Units 3/4, Mississauga, Ontario, Canada, L4V 1T4 and each such person is a citizen of Canada.



DIRECTORS AND
EXECUTIVE OFFICERS     PRINCIPAL OCCUPATION
------------------     --------------------

Alex Glasenberg        Vice President-Finance, Apotex Inc.

John Langstaff         President and Chief Executive Officer, Cangene Corporation

John W. McMillan       General Manager, Cangene Corporation

                    THE INFORMATION AGENT FOR THE OFFER IS:




                               [GRAPHIC OMITTED]






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